Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

DVS SCIENCES, INC.,

FLUIDIGM CORPORATION,

DAWID MERGER SUB, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in

its capacity as the Stockholder Representative

January 28, 2014

INDEX OF EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Exchange Agent Agreement
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of Joinder Agreement
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Stockholder Written Consent

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 28, 2014, is made by and among DVS Sciences, Inc., a Delaware corporation (the “Company”), Fluidigm Corporation, a Delaware corporation (“Parent”), Dawid Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company (the “Stockholder Representative”), solely in its capacity as the representative for the Stockholders and only for the purposes expressly provided herein and for no other purpose. Parent, Merger Sub and the Company, and, solely in its capacity as and solely to the extent applicable, the Stockholder Representative, shall be referred to herein from time to time as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub have each approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger (as defined below), upon the terms and subject to the conditions set forth herein.

WHEREAS, the Boards of Directors of the Company and Merger Sub have each determined (i) that the Merger is fair, advisable and in the best interests of such corporation and its respective stockholders and (ii) to recommend to its respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger.

WHEREAS, as a material inducement to Parent and Merger Sub to enter into this Agreement, each of the Key Employees has entered into an offer letter (each, an “Offer Letter”) and certain Key Employees have entered into a Non-Competition and Non-Solicitation Agreement (each, a “Non-Competition Agreement”) with Parent, in each case, dated as of the date hereof, to be effective as of the Closing.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger.

(a) Subject to the terms and conditions hereof, at the Effective Time, Merger Sub shall merge (the “Merger”) with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

(b) At the Closing, the Company and Merger Sub shall cause a certificate of merger substantially in the form of Exhibit A hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the “Effective Time”).

(c) From and after the Effective Time, the Surviving Corporation shall succeed to all the property, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

1.02 Organizational Documents. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing, (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the provisions thereof and the DGCL, subject to Section 6.02; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is DVS Sciences, Inc.”; and (b) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation and the DGCL, subject to Section 6.02.

1.03 Directors and Officers. From and after the Effective Time, until successors are duly elected, appointed or otherwise designated in accordance with applicable Law, the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, each such initial director and initial officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation as in effect from and after the Effective Time.

1.04 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing:

(a) Subject to Sections 1.07 and 1.08, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be cancelled and extinguished and automatically converted into a right to receive the Per Share Preferred Consideration.

(b) Subject to Sections 1.07 and 1.08, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Restricted Stock, Excluded Shares and Dissenting Shares) shall be cancelled and extinguished and automatically converted into the right to receive the Per Share Common Consideration.

(c) Each share of Company Common Stock and each share of Company Preferred Stock, if any, held immediately prior to the Effective Time by Parent, Merger Sub or the Company (including shares held in treasury) shall be canceled and extinguished and no payment shall be made with respect thereto (collectively, the “Excluded Shares”).

(d) Each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into and become one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(e) Of the Merger Shares into which shares of Company Stock held by each Stockholder immediately prior to the Effective Time shall be converted at the Effective Time pursuant to Section 1.04 (i) such Stockholder’s Escrowed Merger Shares shall be deposited in escrow pursuant to Section 1.08, and (ii) the remainder of such Merger Shares not deposited into escrow pursuant to the foregoing clause (i) (the “Initial Merger Shares”) shall be delivered to the Exchange Agent for distribution to the Stockholders in accordance with Section 1.06, subject to the provisions of Section 1.04(f) below.

(f) Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Common Stock will be issued, and no certificates or scrip for any such fractional shares shall be issued hereunder. In lieu thereof, each Stockholder which would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Final Closing Date Price.

(g) Notwithstanding anything to the contrary in this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Aggregate Stock Consideration, the Fully Diluted Common Number and any number or amount contained in this Agreement which is based on the price of Parent Common Stock or Company Stock or the number of shares of Parent Common Stock or Company Stock, as the case may be, shall be equitably adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

1.05 Effect on Company Restricted Stock, Options and Warrants.

(a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) and the Board of Directors of Parent (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that effective at the Effective Time, each share of Company Restricted Stock held by a Continuing Service Provider shall be assumed by Parent and converted automatically into Parent Common Stock (the “Assumed Restricted Stock”) on the same terms and conditions as in effect immediately prior to the Effective Time (subject to the adjustments in this Section 1.05), except that the number of shares of Parent Common Stock to be subject to the Assumed Restricted

Stock shall be equal to the number of shares of Company Restricted Stock (as of immediately prior to the Effective Time) multiplied by the Exchange Ratio; provided that the number of shares of Parent Common Stock resulting therefrom shall be rounded down to the nearest whole share of Parent Common Stock. Each share of Company Restricted Stock held by a person other than a Continuing Service Provider shall be accelerated to the extent that such share is subject to acceleration in connection with the transactions contemplated by this Agreement and such holder is set forth on Section 3.14(g) of the Company Disclosure Schedules, and following such acceleration, any remaining shares of Company Restricted Stock held by a person other than a Continuing Service Provider shall be repurchased and redeemed as of immediately prior to the Effective Time in accordance with the terms of such agreements, and the holders of such Company Restricted Stock shall not be entitled to consideration under Section 1.04.

(b) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) and the Board of Directors of Parent (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that effective at the Effective Time, each Option, whether vested or unvested, that is held by a Continuing Service Provider shall be assumed by Parent and converted automatically into an option (a “Assumed Option”) to purchase shares of Parent Common Stock on the same terms and conditions as in effect immediately prior to the Effective Time (subject to the adjustments in this Section 1.05), except that:

(i) the number of shares of Parent Common Stock to be subject to the Assumed Option shall be equal to number of shares of Company Common Stock remaining subject (as of immediately prior to the Effective Time) to the Option multiplied by the Exchange Ratio; provided that the number of shares of Parent Common Stock resulting therefrom shall be rounded down to the nearest whole share of Parent Common Stock; and

(ii) the exercise price per share of Parent Common Stock under the Assumed Option shall be equal to (A) the exercise price per share of the Company Common Stock under the Option, divided by (B) the Exchange Ratio; provided that such exercise price shall be rounded up to the nearest whole cent. In the case of an Option held by a holder that is a resident of Canada for purposes of the Income Tax Act (Canada), the exercise price per share under the Assumed Option shall not, in any case, be less than the minimum amount that meets the requirements of paragraph 7(1.4)(c) of the Income Tax Act (Canada).

(c) Each Option held by a person other than a Continuing Service Provider shall be accelerated on the date which is one (1) Business Day prior to the Closing Date to the extent that such Option is subject to acceleration in connection with the transactions contemplated by this Agreement and such holder is set forth on Section 3.14(g) of the Company Disclosure Schedules, and following such acceleration, any Option held by a person other than a Continuing Service Provider which is not accelerated shall be terminated without consideration as of immediately prior to the Effective Time.

(d) The adjustment provided herein with respect to any Option, whether or not an “incentive stock option” (as defined in Section 422 of the Code) shall be, and is intended to be, effected in a manner which is consistent with Section 424(a) of the Code. Except as provided in this Section 1.05, after the Effective Time, each Assumed Option shall be exercisable upon the same terms and conditions as were applicable to the related Option immediately prior to the Effective Time (except that with regard to such Assumed Option, any references to the Company shall be deemed, as appropriate, to mean Parent). Parent shall take all action necessary, on or prior to the Effective Time, to authorize and reserve a number of shares of Parent Common Stock sufficient for issuance upon the issuance of Assumed Restricted Stock and the exercise of Assumed Options as contemplated by this Section 1.05. Prior to the Effective Time, and subject to the review of Parent (which will not be unreasonably withheld or delayed), the Company shall take all action necessary to effect the transactions anticipated by this Section 1.05 under the Company Equity Plan and all Company Restricted Stock and Option agreements, including delivering all notices required thereby.

(e) No outstanding Warrants shall be assumed by Parent, and the Company shall cause each such Warrant to be either (i) exercised by the holder of such Warrant in full or (ii) to the extent not exercised in full, terminated, cancelled or automatically converted into shares of Company Common Stock or Company Preferred Stock as of immediately prior to the Closing, either pursuant to its terms or pursuant to an agreement with the holder thereof.

1.06 Exchange of Company Stock; Exchange Agent.

(a) Prior to the Closing Date, the Exchange Agent, Parent and the Stockholder Representative shall enter into an Exchange Agent Agreement (the “Exchange Agent Agreement”), substantially in the form of Exhibit B attached hereto. The Exchange Agent shall effect the exchange of the Initial Aggregate Cash Consideration payable to Stockholders pursuant to Section 1.04 (less the Working Capital Escrow Amount and the amount of the Expense Fund) and the Initial Merger Shares for the shares of Company Stock that are outstanding as of immediately prior to the Effective Time and entitled to distribution pursuant to Section 1.04. In connection with such exchange, Parent shall cause the Exchange Agent to provide each Stockholder with a Letter of Transmittal, in the form of Exhibit C attached hereto (a “Letter of Transmittal”), and, to the extent that a Stockholder has not already executed and delivered a Joinder Agreement, in substantially the form attached hereto as Exhibit D (a “Joinder Agreement”) to Parent, a Joinder Agreement, to such Stockholder, in each case, as promptly as practicable after the Closing (and in any event within three (3) Business Days following the Closing Date); provided, that, the Company may provide to certain Stockholders the Letter of Transmittal and Joinder Agreement prior to the Closing Date and any such Stockholder may duly deliver such Letter of Transmittal and Joinder Agreement to the Exchange Agent on or following the Closing Date in accordance with Section 1.06(c) below.

(b) On the Closing Date, Parent shall transfer to the Exchange Agent an amount of cash and certificate(s) representing shares of Parent Common Stock sufficient to make the payments contemplated to be made by the Exchange Agent pursuant to this Section 1.06 and in respect of any fractional shares of Parent Common Stock pursuant to Section 1.04(f). The Exchange Agent shall hold such funds and shares of Parent Common Stock and deliver them in accordance with the terms and conditions hereof and the terms and conditions of the Exchange Agent Agreement.

(c) Promptly following the Exchange Agent’s receipt of a Stockholder’s duly executed and completed Letter of Transmittal and Joinder Agreement (if not previously executed and delivered to Parent), together with such Stockholder’s certificate representing shares of Company Stock owned by such Stockholder for cancellation (the “Company Stock Certificates” and together with the Letter of Transmittal and, if applicable, the Joinder Agreement, collectively, the “Exchange Documents”), the Exchange Agent shall promptly deliver or cause to be delivered to such holder (i) a wire transfer in an amount equal to the amount of the Initial Aggregate Cash Consideration payable to such Stockholder pursuant to Section 1.04, less such Stockholder’s Pro Rata Percentage of the Working Capital Escrow Amount and the Expense Fund, to the account(s) designated by such holder in such holder’s Letter of Transmittal and (ii) a number of shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) equal to the Initial Merger Shares payable to such Stockholder pursuant to Section 1.04. In no event shall any holder of Company Stock be entitled to receive interest on any of the funds to be received in the Merger. All fees and expenses of the Exchange Agent shall be paid by Parent. Any Company Stock held by a Stockholder that has delivered a duly executed and completed Letter of Transmittal to the Exchange Agent pursuant to this Section 1.06 shall not be transferable on the books of the Company without Parent’s prior written consent.

(d) At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any shares of Company Stock presented to the Surviving Corporation or Parent for any reason shall be converted into the consideration payable in respect thereof pursuant to Section 1.04, without any interest thereon. Any portion of the funds or shares of Parent Common Stock held by the Exchange Agent pursuant to this Agreement that remains undistributed to the holders of Company Stock twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Stock that has not previously complied with this Section 1.06 prior to the end of such twelve (12) month period shall thereafter look only to the Surviving Corporation for payment of its claim for the applicable portion of the Merger Consideration in respect of such Company Stock.

(e) If any Merger Consideration is to be disbursed to a Person other than the Person in whose name the Company Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance or delivery thereof that the Company Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Merger Consideration in any name other than that of the registered holder of the Company Stock Certificate surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f) No portion of the Merger Consideration shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall have surrendered such Company Stock Certificate and the Exchange Documents pursuant hereto. In the event any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or its agent shall issue in exchange for such lost, stolen or destroyed Company Stock Certificate, upon the making of an affidavit of that fact by the holder thereof, the applicable portion of the Merger Consideration, if any, as may be required pursuant to Section 1.04; provided, however, that Parent or its agent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed Company Stock Certificate to either (a) deliver a bond in such amount as it may reasonably direct, or (b) provide an indemnification agreement in a form and substance reasonably acceptable to Parent or its agent, against any claim that may be made against Parent or its agent with respect to the Company Stock Certificate alleged to have been lost, stolen or destroyed.

1.07 Expense Fund. Notwithstanding the other provisions of this Article I, concurrent with the Effective Time, Parent shall deduct from the Initial Aggregate Cash Consideration due to the Stockholders an aggregate cash amount equal to $450,000 and deliver such amount to the Stockholder Representative, on behalf of the Stockholders (in accordance with each such Stockholder’s Pro Rata Percentage), at the Closing by wire transfer of immediately available funds to the account(s) designated by the Stockholder Representative (the “Expense Fund”), to be used for potential future obligations of the Stockholders to the Stockholder Representative, including expenses of the Stockholder Representative arising from the defense or enforcement of claims pursuant to Sections 8.02 and 10.01. The Stockholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Expense Fund shall be retained in whole or in part by or on behalf of the Stockholder Representative for such time as the Stockholder Representative shall determine in its sole discretion, at which time the Stockholder Representative shall promptly distribute to the Exchange Agent for further distribution to the Stockholders their Pro Rata Percentages of any remaining amounts distributed under this Section 1.07.

1.08 Escrow Accounts. Notwithstanding the other provisions of this Article I, on the Closing Date, Parent shall (a) deduct from the Initial Aggregate Cash Consideration payable to Stockholders (on a pro rata basis in accordance with each such Stockholder’s Pro Rata Percentage), and deposit with the Escrow Agent, the Working Capital Escrow Amount in immediately available funds into an escrow account (the “Working Capital Escrow Account”) to be established and maintained by the Escrow Agent, (b) deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing fifty percent (50%) of the Escrowed Merger Shares (the “Indemnity Escrow Amount”) into an escrow account (the “Indemnity Escrow Account”) to be established and maintained by the Escrow Agent, and (c) deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent (the “Special Escrow Amount”) or its nominee) representing fifty percent (50%) of the Escrowed Merger Shares (the “Special Escrow Account”) to be established and maintained by the Escrow Agent, in each case, pursuant to the terms and conditions of an escrow agreement, substantially in the form of Exhibit E attached hereto (with such changes as may be required by the Escrow Agent and reasonably acceptable to Parent and the Stockholder Representative), to be entered into on the Closing Date by Parent, the Stockholder Representative and the Escrow Agent (the “Escrow Agreement”). All fees and expenses of the Escrow Agent shall be paid by Parent.

1.09 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary and to the extent available under Section 262 of the DGCL, any share of Company Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Common Stockholder or Company Preferred Stockholder who did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the adoption of this Agreement, which Common Stockholder or Company Preferred Stockholder complies with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights (such share being a “Dissenting Share,” and such Common Stockholder or Company Preferred Stockholder being a “Dissenting Stockholder”), shall not be converted into the right to receive the consideration to which the holder of such share would be entitled pursuant to Section 1.04 but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL. If any Dissenting Stockholder fails to perfect such stockholder’s appraisal rights under the DGCL or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall thereupon automatically be converted into the right to receive the consideration referred to in Section 1.04, pursuant to the exchange procedures set forth in Section 1.06. Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of a Stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent (a) notice of any demand for payment of the fair value of any shares of Company Stock or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to the DGCL and received by the Company relating to any Stockholder’s appraisal rights and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands for payment under the DGCL. The Company shall not (x) voluntarily make any payment with respect to any demand for appraisal with respect to any Dissenting Shares and/or (y) offer to settle or settle any demand, in either case, without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed). Notwithstanding the foregoing, to the extent that Parent or the Surviving Corporation (i) makes any payment or payments in respect of any Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable in respect of such Dissenting Shares in accordance with this Agreement (valuing the Parent Common Stock at the Final Closing Date Price) or (ii) incurs, suffers or sustains any Losses in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Parent shall be entitled to recover the amount of such Dissenting Share Payments under the terms of Article VIII hereof.

1.10 Closing Payment Certificate. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate (the “Closing Payment Certificate”), signed by its Chief Executive Officer and Chief Financial Officer on behalf of the Company, certifying the Company’s good faith estimate of (a) the Net Working Capital Amount (such estimate, the “Estimated Net Working Capital Amount”), (b) Closing Date Indebtedness (such estimate, the “Estimated Closing Date Indebtedness”), (c) Unpaid Company Transaction

Expenses (such estimate, “Estimated Unpaid Company Transaction Expenses”), and (d) Closing Cash (such estimate, “Estimated Closing Cash”), in each case, with reasonable documentation supporting the calculation of each of such amounts. If prior to the Closing Date, Parent disputes all or any portion of the Closing Payment Certificate, the chief financial officers of the Company and Parent shall promptly meet and seek in good faith to resolve the dispute(s) and the chief financial officer of the Company shall consider in good faith the views of the chief financial officer of Parent in deciding whether, in the Company’s reasonable discretion, to make any adjustments to the amounts to be included as part of a revised Closing Payment Certificate (which such revised certificate shall be delivered to Parent prior to the Closing Date and shall be deemed to be the Closing Payment Certificate for all purposes of this Agreement, including the calculation of the Initial Aggregate Cash Consideration).

1.11 Final Calculations; Disputes.

(a) As promptly as practicable, but in any event within sixty (60) days after the Closing Date, Parent will deliver to the Stockholder Representative a consolidated balance sheet of the Group Companies as of the close of business on the day immediately prior to the Closing Date which shall be prepared in accordance with GAAP applied consistently with the Latest Balance Sheet (the “Closing Balance Sheet”), and a reasonably detailed statement setting forth Parent’s calculations of the Net Working Capital Amount, Closing Date Indebtedness, Unpaid Company Transaction Expenses and Closing Cash (together with the Closing Balance Sheet, the “Closing Statement”). After delivery of the Closing Statement, the Stockholder Representative and its accountants shall be permitted reasonable access during normal business hours to review the Group Companies’ books and records and any work papers (including any work papers of Parent’s and the Company’s accountants) related to the preparation of the Closing Statement, subject to such confidentiality restrictions as the accountants shall reasonably request. The Stockholder Representative and its accountants may make reasonable inquiries of Parent, the Company and their respective accountants and employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Parent shall use its, and shall cause the Group Companies to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries.

(b) If the Stockholder Representative has any objections to the Closing Statement, the Stockholder Representative shall deliver a written notice to Parent (the “Dispute Notice”) setting forth the basis for such objections in reasonable detail, including, (i) to the extent practicable, each item or amount so objected to by the Stockholder Representative to the Closing Statement, and (ii) to the extent available, the Stockholder Representative’s calculation of each such objected item or amount. If a Dispute Notice is not delivered to Parent within thirty (30) days after Parent’s delivery of the Closing Statement, the Stockholder Representative shall be deemed to have irrevocably consented to, on behalf of the Stockholders, the Closing Statement and the Closing Statement shall be final, binding and non-appealable by the Parties. If a Dispute Notice is delivered to Parent within thirty (30) days after Parent’s delivery of the Closing Statement, the Stockholder Representative and Parent shall negotiate in good faith to resolve any objections set forth in the Dispute Notice, but if they do not reach a final resolution within thirty (30) days after the delivery of the Dispute Notice, the Stockholder Representative and Parent shall submit such dispute to the Deloitte & Touche office of San Jose, California (the

“Independent Auditor”). If any dispute is submitted to the Independent Auditor, each of Parent and the Stockholder Representative will furnish to the Independent Auditor such work papers and other documents and information relating to the disputed issues as the Independent Auditor may reasonably request and are available to such Party or its accountants (including information of the Group Companies) and each of Parent and the Stockholder Representative shall be entitled to present the Independent Auditor material relating to the determination and to discuss, whether or not in the presence of any other Party, the determination with the Independent Auditor.

(c) The Independent Auditor shall resolve only those matters that remain in dispute after the thirty (30)-day resolution period. It is the intent of Parent and the Stockholder Representative that the process set forth in this Section 1.11 and the activities of the Independent Auditor in connection herewith are not intended to be and, in fact, are not arbitration and that the Independent Auditor shall act as an auditor and not an arbitrator and no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). The Stockholder Representative and Parent shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all such disagreements as soon as practicable but in no event later than forty-five (45) days after submission of the disputed issues to the Independent Auditor. The resolution of the dispute by the Independent Auditor shall be final, binding and non-appealable on the Parties; provided, however, that this provision shall not prohibit either Parent or the Stockholder Representative from instituting litigation to enforce any ruling of the Independent Auditor resolving any such disputes. The Closing Statement shall be modified if necessary to reflect such determination. The fees and expenses of the Independent Auditor shall be borne by Parent, on the one hand, and the Stockholder Representative, on behalf of the Stockholders, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Auditor, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Auditor at the time the determination is rendered on the merits of the matters submitted to the Independent Auditor; provided, further, that any such fees and expenses to be paid by the Stockholders shall be initially paid from the Expense Fund, to the extent of then available funds.

1.12 Adjustments.

(a) If the Net Working Capital Amount, as finally determined pursuant to Section 1.11, is greater than the Estimated Net Working Capital Amount by an amount greater than $100,000, Parent or the Surviving Corporation shall pay to each Stockholder such Stockholder’s Pro Rata Percentage of such excess (from dollar one) in accordance with Section 1.12(e). For the avoidance of doubt, no amount owed by Parent or the Surviving Corporation to the Stockholders pursuant to this Section 1.12(a) shall be taken into account in the calculation of the Final Adjustment Amount (as defined below) pursuant to Section 1.12(e) in the event that such difference is not greater than $100,000. If the Net Working Capital Amount, as finally determined pursuant to Section 1.11, is less than the Estimated Net Working Capital Amount by an amount greater than $100,000, Parent shall be paid an amount equal to such shortfall (from dollar one) in cash from the Working Capital Escrow Account in accordance with Section 1.12(e). For the avoidance of doubt, no amount owed to Parent pursuant to this Section 1.12(a) shall be taken into account in the calculation of the Final Adjustment Amount pursuant to Section 1.12(e) in the event that such difference is not greater than $100,000.

(b) If the Closing Date Indebtedness, as finally determined pursuant to Section 1.11, is less than Estimated Closing Date Indebtedness, Parent or the Surviving Corporation shall pay to each Stockholder such Stockholder’s Pro Rata Percentage of the absolute value of such deficiency in accordance with Section 1.12(e). If the Closing Date Indebtedness, as finally determined pursuant Section 1.11, is greater than the Estimated Closing Date Indebtedness, Parent shall be paid the amount of such excess in cash from the Working Capital Escrow Account in accordance with Section 1.12(e).

(c) If Unpaid Company Transaction Expenses, as finally determined pursuant to Section 1.11, are less than Estimated Unpaid Company Transaction Expenses, Parent or the Surviving Corporation shall pay to each Stockholder such Stockholder’s Pro Rata Percentage of the absolute value of such deficiency in accordance with Section 1.12(e). If Unpaid Company Transaction Expenses, as finally determined pursuant Section 1.11, are greater than Estimated Unpaid Company Transaction Expenses, Parent shall be paid cash from the Working Capital Escrow Account in the amount of such excess in accordance with Section 1.12(e).

(d) If Closing Cash, as finally determined pursuant to Section 1.11, is greater than Estimated Closing Cash, Parent or the Surviving Corporation shall pay to each Stockholder such Stockholder’s Pro Rata Percentage of such excess in accordance with Section 1.12(e). If Closing Cash, as finally determined pursuant Section 1.11, is less than Estimated Closing Cash, Parent shall be paid cash from the Working Capital Escrow Account in the amount of such excess in accordance with Section 1.12(e).

(e) Final Adjustment Amount. Without duplication, all amounts owed pursuant to Section 1.12 shall be aggregated, and the net amount (if any) owed by Parent to the Stockholders, on the one hand (any such amount, the “Excess Amount”), or from the Working Capital Escrow Account to Parent, on the other hand (any such amount, the “Shortfall Amount”), is referred to as the “Final Adjustment Amount.” In the event the Final Adjustment Amount is $0, Parent and the Stockholder Representative shall instruct the Escrow Agent to promptly release from the Working Capital Escrow Account and deliver to the Exchange Agent for distribution to the Stockholders an amount in cash equal to the Working Capital Escrow Amount. In the event the Final Adjustment Amount constitutes a Shortfall Amount, Parent and the Stockholder Representative shall instruct the Escrow Agent to promptly release from the Working Capital Escrow Account and deliver to Parent an amount in cash equal to the Shortfall Amount and to the Exchange Agent for distribution to the Stockholders an amount in cash equal to the positive difference, if any, between (i) the Working Capital Escrow Amount minus (ii) the Shortfall Amount; provided, that in the event that the Shortfall Amount exceeds the Working Capital Escrow Amount (any such amount, the “Adjustment Deficiency Amount”), Parent and the Stockholder Representative shall instruct the Escrow Agent to promptly release from the Indemnity Escrow Account and deliver to Parent a number of Escrowed Merger Shares (valued at the Final Closing Date Price) with an aggregate value equal to the Adjustment Deficiency Amount. In the event the Final Adjustment Amount constitutes an Excess Amount, Parent and the Stockholder Representative shall instruct the Escrow Agent to promptly release from the Working Capital Escrow Account and deliver to the Exchange Agent for distribution to the Stockholders an amount in cash equal to the Working Capital Escrow Amount and Parent shall deliver to the Exchange Agent for distribution to the Stockholders an amount in cash equal to the Excess Amount. Following the receipt by the Exchange Agent of all or any portion of the

Working Capital Escrow Account and any Excess Amount for distribution to the Stockholders, the Exchange Agent shall promptly deliver to each Stockholder in cash such Stockholder’s Pro Rata Percentage of such amounts in accordance with the terms of the Exchange Agent Agreement, provided, however, that any payments from the Exchange Agent to any Stockholder shall be subject to the surrender and delivery of Company Stock Certificates and Exchange Documents in the manner set forth in Section 1.06(c) hereof. Payment of the Final Adjustment Amount shall be made within five (5) Business Days after the last date of final determination pursuant to Section 1.11.

1.13 Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Stockholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law. Parent or the Surviving Corporation, as applicable, shall cooperate with the Stockholder Representative to the extent reasonable in efforts to obtain reduction of or relief from such deduction or withholding. Parent or the Surviving Corporation, as applicable, shall timely remit to the appropriate Governmental Entity any and all amounts so deducted or withheld and timely file all Tax Returns and provide to the Stockholder Representative copies of such information statements and other documents required to be filed or provided under applicable Tax Law. To the extent that amounts are so withheld by Parent or the Surviving Corporation in accordance with the foregoing, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of which such deduction and withholding was made by Parent or the Surviving Corporation.

ARTICLE II

THE CLOSING

2.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304 at 10:00 a.m. local time on the second (2nd) Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article VII hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreeable to Parent and the Company. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

2.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Parties shall consummate the following transactions (the “Closing Transactions”):

(a) the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;

(b) in accordance with Section 1.06, Parent shall deliver the cash (by wire transfer of immediately available funds to the account(s) designated in writing by the Exchange Agent) and the shares of Parent Common Stock required to be delivered to the Exchange Agent;

(c) in accordance with Section 1.07, Parent shall deliver to the Stockholder Representative the Expense Fund, by wire transfer of immediately available funds to the account(s) designated in writing by the Stockholder Representative;

(d) in accordance with Section 1.08, Parent shall deposit the cash comprising the Working Capital Escrow Amount into the Working Capital Escrow Account;

(e) in accordance with Section 1.08, Parent shall deposit the Escrowed Merger Shares comprising the Indemnity Escrow Amount and the Special Escrow Amount into the Indemnity Escrow Account and Special Escrow Account, respectively; and

(f) Parent and the Company shall make such other deliveries as are required by Article VII hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules, the Company represents and warrants to each of Parent and Merger Sub on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Effective Time, as though made at the Effective Time, as follows:

3.01 Organization and Power.

(a) The Company is (i) a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (ii) is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified does not have, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has delivered to counsel for Parent a true and correct copy of the Organizational Documents of the Company.

(b) Section 3.01(b) of the Company Disclosure Schedules lists every state or foreign jurisdiction in which the Company has employees or facilities as of the date hereof.

(c) Section 3.01(c) of the Company Disclosure Schedules lists the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

3.02 Subsidiaries.

(a) Section 3.02(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the Company’s Subsidiaries. Each of the Subsidiaries of the Company (i) has been duly organized or incorporated and is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its organization or incorporation; (ii) is duly registered, licensed or qualified to do business and, where such concept is recognized, is in good standing in all jurisdictions in which the conduct of its business or the activities it is engaged in makes such registration, licensing or qualification necessary, except where the failure to be so qualified and in good standing does not have, and would not be reasonably expected to have, a Company Material Adverse Effect; and (iii) has all requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its businesses as currently conducted. No Group Company owns any interest in any Person other than the Subsidiaries of the Company set forth on Section 3.02(a) of the Company Disclosure Schedules. The Company has delivered to counsel for Parent a true and correct copy of Organizational Documents of each of the Company’s Subsidiaries.

(b) All outstanding shares of capital stock of the Subsidiaries of the Company have been duly and validly issued and are fully paid (to the extent required under the applicable governing documents) and non-assessable, and all such shares are owned of record and beneficially by the Company free and clear of any Liens (other than Permitted Liens and other than restrictions on transfer under this Agreement and under applicable state and federal securities Laws) and were not issued in violation of the pre-emptive rights of any Person or any Contract or applicable Law by which the issuing Subsidiary of the Company was bound as the time of the issuance. There are no shares of capital stock of any Subsidiary of the Company or any other equity security of such Subsidiary issuable upon conversion or exchange of any issued and outstanding security of such Subsidiary nor are there any rights, options, warrants, calls, commitments or other agreements to acquire shares of any Subsidiary of the Company or any other equity security of such Subsidiary nor is any such Subsidiary contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries of the Company. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make any future investment in or capital contribution to any Person.

(c) Section 3.02(c) of the Company Disclosure Schedules lists the directors and officers of each of the Company’s Subsidiaries as of the date hereof. The operations now being conducted by each Subsidiary are not now and have never been conducted by the applicable Subsidiary under any other name.

(d) There are no shareholders agreements, voting trusts, pooling agreements or other Contracts, arrangements or understandings in respect of the voting of any of the shares of the Company’s Subsidiaries.

3.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement, subject only to obtaining the Stockholder Approval. The Board of Directors of the Company has (i) unanimously resolved that the Merger is advisable and in the best interests of the Company and its stockholders, and (ii) unanimously approved this Agreement and the Merger.

(b) Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the Stockholder Approval; and (iii) compliance with and filings under the HSR Act, if required, and any other Antitrust Law, the execution, delivery, performance and compliance with the terms and conditions of this Agreement by the Company and the Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not (A) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of any Organizational Documents of any Group Company, (B) violate or result in a breach of or constitute a violation or default under, or give any Person the right to terminate, materially modify or accelerate any right or obligation under, or require consent, waiver, approval or notice under, any Material Contract or any material Permit issued to any Group Company, (C) violate any Law to which any of the Group Companies is subject or (D) result in the creation or imposition of any Lien (other than Permitted Liens) over any property or assets of any Group Company.

(c) This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement is a valid and binding obligation of the other Parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (collectively, the “Enforceability Exceptions”).

3.04 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 26,700,000 shares of Company Common Stock, of which 6,413,405 shares are issued and outstanding and 21,700,000 shares of Company Preferred Stock, of which 16,700,000 are designated Series A-1 Preferred Stock, 8,131,829 of which are issued and outstanding, and 5,000,000 are designated Series A-2 Preferred Stock, 4,937,712 of which are issued and outstanding. As of the date hereof, the Company has reserved 2,625,000 shares of Company Common Stock authorized for issuance to employees, consultants, advisors and directors pursuant to the Company Equity Plan, under which 667,327 Options to purchase shares are issued and outstanding.

(b) All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable. All the outstanding shares of capital stock of the Company (and all other outstanding securities of the Company, including Options and Warrants) were issued in accordance with the registration or qualification requirements of the Securities Act of 1933, as amended (the “Securities Act”) and any relevant state securities Laws or pursuant to valid exemptions therefrom and were not issued in violation of the pre-emptive rights of any Person or any Contract or applicable Law, in each case, by which the Company was bound as the time of the issuance. Except for any Warrants, any Options, the conversion privileges of the Company Preferred Stock or the rights provided pursuant to the Investor Rights Agreement or the Co-Sale Agreement (each of which agreements will terminate effective at or prior to the Effective Time), there are no shares of Company Common Stock or any other equity security of the Company issuable upon conversion or exchange of any issued and outstanding security of the Company nor are there any rights, options outstanding or other agreements to acquire shares of Company Stock or any other equity security of the Company from the Company nor is the Company contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares that would survive the Closing. No Stockholder is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company that would survive the Closing. There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of the Company.

(c) Section 3.04(c) of the Company Disclosure Schedules sets forth, as of the date hereof, a complete and accurate list of all issued and outstanding shares of capital stock of the Company, identifying the name of the registered holder thereof, the class and/or series of shares held, the number of shares of each such class or series held and the applicable conversion rate for each series of Company Preferred Stock.

(d) Section 3.04(d) of the Company Disclosure Schedules sets forth for each outstanding Option as of the date hereof, the name of the holder of such Option, an indication of whether such holder is an employee of or consultant to the Company, whether such Option is intended to qualify as an incentive stock option under Section 422 of the Code, the date of grant of such Option, the number or amount of securities as to which such Option is exercisable, and the exercise price of such Option.

(e) Section 3.04(e) of the Company Disclosure Schedules sets forth, as of the date hereof, a complete and accurate list of the number of shares exercisable under each outstanding Warrant, and the acquisition date of each such Warrant and the identity of the holder thereof.

(f) Section 3.04(f) of the Company Disclosure Schedules sets forth, as of the date hereof, a complete and accurate list of all outstanding shares of Company Stock that are subject to a repurchase option, risk or forfeiture or vesting conditions, the number of such outstanding shares of Company Stock that remain subject to such repurchase option, risk or forfeiture or vesting conditions and the identity of the holder thereof.

(g) Except as set forth in Section 3.04(c) through Section 3.04(e) of the Company Disclosure Schedules and except for conversion rights of the Company Preferred Stock as of the date hereof, the Company has no commitment or obligation of any character (including pursuant to any Contract), either firm or conditional, written or oral, to issue, deliver or sell, or repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights, or otherwise, any shares of the capital stock or other securities of the Company. Except for shares reserved for issuance pursuant to the Company Equity Plan or as set forth in Section 3.04(c) through Section 3.04(e) of the Company Disclosure Schedules, there are no securities of the Company issued, reserved for issuance, or outstanding as of the date hereof.

(h) Other than the Company Equity Plan, neither the Company nor any Subsidiary of the Company has ever adopted or maintained any stock option plan, stock purchase plan, or similar plan providing for the equity compensation of any Person. There are no (and have never been any) outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any Subsidiary of the Company. No repricing of options or stock purchase rights or similar program to effectively reduce the exercise price of an option or purchase price of a stock purchase right has occurred since the date of the Company’s incorporation.

(i) Except for the Voting Agreement (which will terminate effective at or prior to the Effective Time), there are no shareholders agreements, voting trusts, pooling agreements or other Contracts, arrangements or understandings to which the Company is a party in respect of the voting of any of the shares of capital stock of the Company.

(j) There are no outstanding loans made by the Company or any Subsidiary of the Company to any Stockholder (other than advances to employees of the Company or any Subsidiary of the Company for travel and business expenses in the ordinary course of business consistent with past practices).

(k) At or before the Effective Time, any rights of any holder or prospective holder of the Company’s securities to cause such securities to be registered under the Securities Act, and any information rights, voting rights, rights of co sale, rights to maintain equity percentage or rights of first refusal that exist for the benefit of any such holder or prospective holder shall have been terminated.

3.05 Financial Statements.

(a) Section 3.05(a) of the Company Disclosure Schedules sets forth the Company’s (i) unaudited consolidated balance sheet as of September 30, 2013 (the “Latest Balance Sheet”) and the related consolidated statements of operations and cash flows for the nine (9) month period then ended and (ii) audited consolidated balance sheet and statements of loss, stockholders’ equity and cash flows for the each of the fiscal years ended December 31, 2011 and December 31, 2012 (collectively, the “Financial Statements”). The Financial Statements have each been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the consolidated financial condition and results of operations of the Group Companies (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal year-end adjustments which are not material in amount or significance in any individual case or in the aggregate.

(b) Without limiting the foregoing of clause (a), the Group Companies in the aggregate do not have (and no Group Company individually has) an outstanding amount of Indebtedness in excess of $15,000,000.

(c) The Company and each of its Subsidiaries has established, and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financial Statements), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. None of the Company, any of its Subsidiaries (including any employee of the Company or any of its Subsidiaries) or any of the Company’s independent auditors has identified or been made aware of (a) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (b) any fraud, whether or not material, that involves the management of the Company or any of its Subsidiaries or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (c) any claim or allegation regarding any of the foregoing.

3.06 Absence of Certain Developments; Undisclosed Liabilities.

(a) Since the date of the Latest Balance Sheet through the date hereof, (i) the Company and each of its Subsidiaries has conducted its business in the ordinary course of business consistent with past practices, (ii) a Company Material Adverse Effect has not occurred, and (iii) no actions have been taken that, if taken after the date hereof, would violate the provisions of Section 5.01(c)(ii).

(b) No Group Company has any Liability of a nature that would be required to be disclosed on the face of a balance sheet prepared in accordance with GAAP), except for Liabilities (i) reflected in, reserved against or disclosed in the Latest Balance Sheet; (ii) incurred in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet; (iii) that constitute Transaction Expenses; or (iv) pursuant to the terms of any Contract to which any Group Company is a party (excluding however any such Liabilities arising from any breach by any Group Party of any such Contract).

3.07 Real Property. Section 3.07 of the Company Disclosure Schedules contains a true and complete list of all leases, licenses, subleases and occupancy agreements, together with any material amendments, renewals, extensions, assignments, supplements and guarantees thereto (collectively, the “Real Property Leases”), with respect to all real property leased, licensed, subleased or otherwise used or occupied by the Group Companies as of the date hereof (the “Leased Real Property”). The Real Property Leases are in full force and effect, and a Group Company holds a valid and existing leasehold interest under each such Real Property Lease, subject to proper authorization and execution of such lease by the other party, Permitted Liens and the Enforceability Exceptions. The Company has delivered or made available to Parent complete and accurate copies of each of the Real Property Leases, and none of such Real Property Leases have been modified as of the date hereof in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Parent. No Group Company owns or has ever owned any real property. A Group Company currently occupies all of the Leased Real Property for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property. The Leased Real Property is in good operating condition and a state of good maintenance and repair (ordinary wear and tear excepted), and is adequate and suitable is suitable for the conduct of the business as presently conducted therein. Each of the Group Companies has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. No Group Company is party to any agreement or subject to any obligation that would require the payment of any real estate brokerage commissions, and no such commission is owed, with respect to any of the Leased Real Property.

3.08 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to the Group Companies have been timely filed (taking into account applicable extensions of time to file) with the appropriate Governmental Entity, and all Tax Returns that were filed (whether or not required to be filed) are complete, correct and accurate in all material respects.

(b) The Group Companies have timely paid all material Taxes required to be paid, whether or not reflected on any Tax Return. The Group Companies have withheld or collected from each payment made to each of their employees and any other third parties, the amount of all Taxes required to be withheld or collected therefrom and have timely paid the same to the proper Governmental Entity.

(c) There is no Tax deficiency outstanding, assessed or proposed against any Group Company, nor has any Group Company executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax. No Group Company is, as of the date hereof, the subject of a Tax audit or examination with respect to any material Taxes of any such Group Company, nor has any Group Company been notified by a Governmental Entity in writing of any request for such an audit or other examination.

(d) The Group Companies have made available to Parent or its legal counsel or accountants copies of all income and other material Tax Returns for the Group Companies filed after December 31, 2010.

(e) There are no Liens on the assets of any Group Company relating to or attributable to Taxes other than Permitted Liens.

(f) No Group Company has (i) ever been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group, the common parent of which was the Company), (ii) ever been a party to any Tax sharing, indemnification or allocation agreement (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases and similar agreements entered into in the ordinary course of business), nor does any Group Company owe any amount under any such agreement, or (iii) any material liability for Taxes of any Person (other than the Group Companies) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor.

(g) No Group Company has been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(h) No claim has been made by any Tax authority in a jurisdiction where any Group Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(i) No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) No Group Company will be required to include any income or gain or exclude any deduction or loss from income for any taxable period or portion thereof after the Closing as a result of any (i) change in method of accounting made prior to the Closing, (ii) closing agreement under Section 7121 of the Code executed prior to the Closing (or in the case of each of (i) and (ii), under any similar provision of other applicable Law), (iii) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing, (iv) installment sale or open transaction disposition consummated prior to the Closing, (v) prepaid amount received prior to the Closing or (vi) election under Code Section 108(i) (or any corresponding or similar provision of state or foreign income Tax law).

(k) None of the Group Companies or their ERISA Affiliates has made any payments to any Employee and none is a party to a Contract, plan or arrangement with any Employee to make payments individually or considered collectively with any other events, agreements, plans, arrangements or other Contracts, that will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or that could not be deductible under Section 280G of the Code. There is no Contract by which any Group Company or any of their ERISA Affiliates is bound to compensate any Employee for excise Taxes paid pursuant to Section 4999 of the Code.

(l) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) sponsored or maintained by any Group Company has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (iii) January 1, 2009, been in all material respects in documentary and operational compliance with Section 409A of the Code. No compensation shall be includable in the gross income of any Employee as the result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Closing. Each Option, stock appreciation right, or other similar right to acquire Company Stock or other equity of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation, (1) has an exercise price that that is not less than the fair market value of the underlying equity as of the date such Option, stock appreciation right or other similar right was granted, (2) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Option, stock appreciation right or other similar right, (3) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto), and (4) has been properly accounted for in accordance with GAAP in the Financial Statements.

(m) Section 3.08(m) of the Company Disclosure Schedules lists all Employees reasonably believed to be “disqualified individuals” (within the meaning of Section 280G of the Code) as determined as of the date hereof.

(n) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) sponsored or maintained by any Group Company has been maintained, operated and documented in good faith compliance with Section 409A of the Code.

3.09 Contracts and Commitments.

(a) Section 3.09(a) of the Company Disclosure Schedules, sets forth a complete and accurate list of each of the following Contracts to which any Group Company is a party or otherwise bound (any Contract of a nature described below to which any Group Company is a party or otherwise bound, being referred to herein as a “Material Contract” and, collectively, as the “Material Contracts”):

(i) any Contract relating to the borrowing of money or extension of credit or to mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any asset of any Group Company;

(ii) any guaranty of any obligation for borrowed money or Contract containing any other material performance guaranty or any Contract entered into outside of the ordinary course of business that contains an indemnification obligation which is material to the Group Companies, taken as a whole;

(iii) any Real Property Lease;

(iv) any Contract under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000 (excluding the Real Property Leases);

(v) any Contract or group of related Contracts with the same party for the purchase of products or services that provide for annual payments by a Group Company in excess of $100,000 during the trailing twelve (12) month period ending on the date of the Latest Balance Sheet or any remaining twelve (12) month period during the term of such Contract;

(vi) any Contract or commitment relating to capital expenditures and involving future payments in excess of $100,000;

(vii) any Contract or commitment relating to the disposition or acquisition of any interest in any business enterprise outside of the ordinary course of business consistent with past practice;

(viii) any Contract or group of related Contracts with a customer that provides annual net revenues (based on the trailing twelve (12) month period ending on the date of the Latest Balance Sheet) to the Group Companies in excess of $100,000;

(ix) any Contract (other than any Contract for Standard Software) under which (A) any Group Company acquired ownership of any Owned Intellectual Property, (B) any Group Company has granted to any Person a license or other rights to use any Owned Intellectual Property or Licensed Intellectual Property (other than non-exclusive licenses entered into in the context of ordinary course distribution agreements), (C) any Group Company has been granted by any Person a license or other rights to use any Licensed Intellectual Property or (D) any Group Company pays royalties to any Person for the right to use any Intellectual Property that is material to the business of the Group Companies, as currently conducted or as contemplated to be conducted;

(x) any Contract limiting in any respect the right of any Group Company to engage or participate, or compete with any Person, in any line of business, market or geographic area, or any Contract granting most favored nation pricing, exclusive sales, manufacturing, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or options to any Person;

(xi) any collective bargaining Contract;

(xii) any employment or contractor Contract (other than employment or contractor arrangements involving annual compensation by any of the Group Companies of less than $100,000);

(xiii) any Contract that contains any redundancy, severance or termination pay or creates post-employment Liabilities (other than as required by applicable Law);

(xiv) any fidelity or surety bond or completion bond;

(xv) any partnership, joint marketing, joint venture Contract, strategic alliance, development Contract or any Contract which is or contains a power of attorney given by any Group Company;

(xvi) any sales representative, original equipment manufacturer, manufacturing, reseller or distribution Contract involving aggregate payments in excess of $100,000; or

(xvii) any settlement agreement or covenant not to sue.

(b) The Company has made available to Parent a true and correct copy of all Material Contracts. Each Material Contract is valid and binding on each Group Company that is a party thereto, as applicable, and, to the knowledge of the Company, on each other Person that is a party to such Material Contract and each Material Contract is in full force and effect, subject to the Enforceability Exceptions. Without limiting the foregoing, the Company has made available to Parent (or its legal counsel) all material written correspondence and communication between the Company and the counterparty (and/or its successor entity) to the Contract referenced in Schedule 8.02(j) (or their respective legal counsel) with respect to the consent given by such counterparty (and/or its successor entity) under such Contract in connection with a financing transaction completed by one or more of the Group Companies.

(c) No Group Company has violated or breached, or committed any default under, any Material Contract and, to the knowledge of the Company, no other Person has violated or breached, or committed any material default under, any Material Contract and no event has occurred or condition exists that with the lapse of time or the giving of notice (or both) that will result in a violation or breach of any of the provisions of any Material Contract. There are no pending, or to the knowledge of the Company, threatened disputes with respect to any Material Contract. Since January 1, 2008, no Group Company has received any written notice that it is has materially violated or breached, or committed any material default under, any Material Contract.

3.10 Intellectual Property.

(a) All patents, registered trademarks, registered copyrights, registered domain names, and registrations and applications included in the Intellectual Property owned by any Group Company as of the date hereof (“Registered Intellectual Property”) are set forth on Section 3.10(a)(1) of the Company Disclosure Schedules, including (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued, and the present status thereof; (ii) for each registered trademark, tradename or service mark, the application serial number or registration number, for each country, province and state, and the class of goods covered; (iii) for any URL or domain name, the registration date and any renewal date; and (iv) for each registered copyrighted work, the number and date of registration for each among country, province and state, in which a copyright application has been registered. Section 3.10(a)(2) of the Company Disclosure Schedules also sets forth any proceedings or actions before any court, tribunal (including the U.S. Patent and Trademark Office or equivalent foreign authority) related to the Registered Intellectual Property, and any material actions that must be taken within ninety (90) days after the Closing for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates.

(b) To the knowledge of the Company, each item of Registered Intellectual Property is subsisting and, to the knowledge of Company, each item of Registered Intellectual Property that is not a pending application is valid and enforceable. All necessary registration, maintenance and renewal fees due in connection with such material Company Registered Intellectual Property have been timely made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Registered Intellectual Property.

(c) The Company and/or its Subsidiaries, as the case may be, own all Intellectual Property owned or purported to be owned by any Group Company that is used in and material to the business of the Group Companies as currently conducted free and clear of any Liens (other than Permitted Liens) (the “Owned Intellectual Property”), or otherwise have a license under all Intellectual Property that is used in and material to the business of the Group Companies as currently conducted (the “Licensed Intellectual Property”) that grants the Group Companies the right to make such use of such Intellectual Property. Since January 1, 2008, no Group Company has received any written notices of material infringement or misappropriation from any third party with respect to any Intellectual Property owned by a third party, or that challenge the ownership of any Group Company in any Owned Intellectual Property. To the Company’s knowledge, (i) no Group Company is currently infringing or misappropriating the Intellectual Property rights of any other Person, and (ii) the operation of the business of the Company and its Subsidiaries as such business has been conducted, and/or currently is conducted, including the design, development, manufacture, use, sale or importation of products, has not and does not, infringe or misappropriate any Intellectual Property owned by any other Person or constitute unfair competition or trade practices (criminal unfair competition under the Laws of Canada) under the laws of any jurisdiction in which the Company or its Subsidiaries has been or is subject. There is no Action pending against any Group Company (i) alleging any infringement or misappropriation by any Group Company of any third party Intellectual Property; or (ii) challenging any Group Company’s ownership, or the validity or enforceability, of any Owned Intellectual Property.

(d) No Owned Intellectual Property or Licensed Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, or stipulation or Contract restricting in any material manner the use, transfer, or licensing thereof by the Company or any of its Subsidiaries, or which may materially affect the validity or enforceability of such Owned Intellectual Property or Licensed Intellectual Property. All Owned Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any Person.

(e) The Company and each of its Subsidiaries takes commercially reasonable steps to maintain the confidentiality of its trade secrets or material confidential information that it desires to protect and maintain as confidential. To the Company’s knowledge, none of the Group Companies’ trade secrets or other such material confidential information have been disclosed to any Person, except pursuant to written confidentiality obligations. Without limiting the foregoing, the Company and each of its Subsidiaries has required each employee and contractor to execute confidentiality and invention disclosure and assignment agreements protecting such trade secrets and confidential information and obligating such employee or contract to assign to Company or such Subsidiary all rights, title and interest in and to any inventions and Intellectual Property developed by such employee or consultant in the course of his or her employment or work for the Company or such Subsidiary.

(f) Section 3.10(f) of the Company Disclosure Schedules list any Contract (other than any Contract for Standard Software) under which (i) any Group Company has granted to any Person a license or other rights to use any Owned Intellectual Property or Licensed Intellectual Property; (ii) any Group Company has been granted by any Person a license or other rights to use any Licensed Intellectual Property; or (iii) any Group Company

pays royalties to any Person for the right to use any third party Intellectual Property that is material to the business of the Group Companies, as currently conducted. All such Contracts are in full force and effect, valid and binding on the applicable Group Company and, to the knowledge of the Company, any other Person that party to such Contract; and no Group Company nor, to the Company’s knowledge, any other Person who is party to such Contracts is in breach of any such Contract in any material respect. The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby will neither violate nor result in the breach, modification, cancellation, termination or suspension of any license to Licensed Intellectual Property. Following the Effective Time, Parent will be permitted to exercise all of the Surviving Company’s and its Subsidiaries’ rights under all licenses to Licensed Intellectual Property, to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company and its Subsidiaries would otherwise be required to pay had such transactions contemplated hereby not occurred.

(g) Section 3.10(g) of the Company Disclosure Schedules sets forth a correct and complete list of all material Software owned by the Group Companies other than Standard Software (the “Proprietary Software”). Except as set forth on Section 3.10(g) of the Company Disclosure Schedules, no Person has been granted any right to use any Proprietary Software. Neither the Company, any of its Subsidiaries nor any other person acting at the direction of Company or any Subsidiary has disclosed, delivered or licensed to any escrow agent or any person, or to the Company’s knowledge agreed to disclose, deliver or license to any person or permitted the disclosure or delivery to any escrow agent or other person of, any software source code that is Proprietary Software or Owned Intellectual Property. Neither the Company nor any of its Subsidiaries has (A) incorporated Open Source Material into, or combined Open Source Material with, any distributed product of the Group Companies, Proprietary Software or material Owned Intellectual Property, or used Open Source Material to provide any product of the Group Companies or Owned Intellectual Property that has been distributed, (B) distributed Open Source Material in conjunction with or for use with any product of the Group Companies, Proprietary Software or Owned Intellectual Property, or (C) otherwise used Open Source Material in connection with a distributed product of any Group Company, in each case, in a manner that purportedly (1) imposes or could impose a requirement or condition that such product of the Group Companies, Proprietary Software or Owned Intellectual Property (or any portion thereof) (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (2) grants or requires the grant of a license to any Person of any Proprietary Software or Owned Intellectual Property. For purposes of this Agreement, “Open Source Material” shall mean any software or other Intellectual Property that is distributed or made available as “open source software” or “free software” or without a fee, or is otherwise publicly distributed or made generally available in source code or equivalent form under terms that permit modification and redistribution of such software or Intellectual Property. Open Source Material includes software that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License and BSD License and materials and/or content made available under a Creative Commons license.

(h) The Owned Intellectual Property and Licensed Intellectual Property constitute, to the Company’s knowledge, all the Intellectual Property necessary for the conduct of the business of the Group Companies as conducted as of the Closing. To the knowledge of the Company, no person has infringed or misappropriated, or is infringing or misappropriating, any material Owned Intellectual Property. All Owned Intellectual Property incorporated into or embodied in any product of a Group Company was developed solely by either (1) employees of the Company and its Subsidiaries acting during the term and within the scope of their employment or (2) by third parties who assigned all of their rights, including all Intellectual Property rights therein, to the Company or one of its Subsidiaries in writing, and to the Company’s knowledge, the Company obtained any third party consents required to effect such assignment. Except as set forth on Section 3.10(h) of the Company Disclosure Schedule, the Company has recorded each such assignment with the relevant Governmental Entity in accordance with applicable laws and regulations.

(i) No government funding, facilities or personnel of a university, college, other medical or educational institution or research center or funding from third parties was used in the development of any Owned Intellectual Property.

3.11 Group Company Products.

(a) No royalties, fees, honoraria, volume-based, milestone or other payments are payable by any Group Company to any Person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Intellectual Property relating to the conduct or operation of the business of the Group Companies or the delivery or provision of any product of the Group Companies.

(b) To the Company’s knowledge, all products of the Group Companies that have been manufactured, distributed or sold were merchantable, free from defects in design, specifications, processing, manufacture, material or workmanship, and suitable for the purpose for which they were sold, in each case, at the time at which they were sold and during any applicable warranty period. No Group Company has ever incurred any uninsured or insured product liability, or received a claim based upon alleged product liability.

(c) Except for warranties substantially similar to those contained in the Company’s standard warranty for the products of the Group Companies, no Group Company has given any warranties relating to its products. The Company has provided Parent with a true and accurate copy of its standard warranties for the products of the Group Companies.

3.12 Litigation. There is no Action, at Law or in equity, or before or by any Governmental Entity, pending or threatened in writing against any Group Company or their respective properties, assets or business or, to the knowledge of the Company, any of their respective officers or directors in their respective capacities as such. No Group Company is subject to any settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court or of any Governmental Entity (“Order”). To the knowledge of the Company, there is no investigation by a Governmental Entity pending or threatened in writing against any Group Company or any of their respective officers or directors in their capacities as such officers or directors. No Governmental Entity has at any time challenged the legal right of any Group Company to conduct its operations as presently or previously conducted. There is no Action pending or threatened against any Person who has made a claim against any Group Company asserting a contractual right or a right pursuant to applicable law to indemnification from any Group Company in respect of such Action.

3.13 Governmental Consents.

(a) Except for any applicable requirements of the HSR Act, no Group Company is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or any Related Agreements to which any such Group Company is a party or the consummation of the transactions contemplated hereby and thereby. No consent, approval or authorization of any Governmental Entity is required to be obtained by any Group Company in connection with its execution, delivery or performance of this Agreement or any Related Agreements to which any such Group Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby.

(b) Neither the aggregate value of the assets in Canada of the Group Companies, nor the gross revenues from sales in or from Canada generated from such assets, calculated in accordance with Part IX of the Competition Act (Canada), exceeds CDN$80,000,000.

(c) None of the Group Companies provides any of the services, or engages in any of the activities, of a “cultural business” within the meaning of the Investment Canada Act.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedules contains an accurate and complete list, as of the date hereof, of each material Company Employee Benefit Plan and each Employee Agreement. No Group Company nor any ERISA Affiliate has any commitment to establish any new Company Employee Benefit Plan or Employee Agreement, to modify any Company Employee Benefit Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Benefit Plan or Employee Agreement to the requirements of any applicable Law), or to adopt or enter into any Company Employee Benefit Plan or Employee Agreement.

(b) The Company has provided to Parent correct and complete copies of: (i) all material Company Employee Benefit Plans including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each material Company Employee Benefit Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each material Company Employee Benefit Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each material Company Employee Benefit Plan; (iv) if the material Company Employee Benefit Plan is funded, the most recent annual and periodic accounting of Company Employee Benefit Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each material Company Employee Benefit Plan; and (vi) the most recently received IRS determination or opinion letter with respect to any Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code.

(c) No Group Company by reason of its affiliation with any member of such Group Company’s “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code) has incurred or is reasonably expected to incur, any material Tax, fine, Lien (other than Permitted Liens), penalty or other liability imposed by ERISA, the Code or other applicable Law. Each Company Employee Benefit Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA or the Code. Each Company Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. For each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, to the knowledge of the Company, there has been no event, condition or circumstance that has adversely affected or is reasonably likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Benefit Plan. There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. Each Company Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, any Group Company or any of their ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL, or any other governmental entity with respect to any Company Employee Benefit Plan. No Group Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each Group Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Benefit Plan.

(d) No Group Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Benefit Plan provides health benefits that are not fully insured through an insurance contract.

(e) Each International Employee Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all Laws that are applicable to such International Employee

Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent any Group Company or Parent from terminating or amending any International Employee Plan at any time for any reason without material liability to any Group Company or their ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

(f) No Company Employee Benefit Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Employee for any reason, except as may be required by COBRA or other applicable Law.

(g) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Benefit Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

3.15 Insurance. Section 3.15 of the Company Disclosure Schedules lists each insurance policy maintained by any Group Company. All of the insurance policies of the Group Companies are in full force and effect, and no Group Company is in breach or default in any material respect with respect to its obligations under any of such insurance policies. There is no claim by any Group Company pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid. To the knowledge of the Company, no Group Company has received any threatened termination of, or material premium increase with respect to, any of such policies.

3.16 Compliance with Laws.

(a) Each of the Group Companies is, and at all times since January 1, 2008 has been, in compliance in all material respects with all applicable Laws of Governmental Entities and all Permits. All material approvals, filings, permits and licenses of Governmental Entities (collectively, “Permits”) required to conduct the business of the Group Companies are in the possession of the Group Companies, are in full force and effect and are being complied with in all material respects. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Company, threatened. As of the date hereof, there is no proceeding or disciplinary action (including fines) currently pending, or to the knowledge of the Company, threatened in writing against any Group Company by a Governmental Entity. To the knowledge of the Company, there is no investigation pending or threatened in writing against any Group Company by a Governmental Entity. No Group Company has received any written notice or written complaint from any Governmental Entity, including the U.S. Food and Drug Administration, that such Group Company is not in compliance in any material respect with any Law applicable to it. Without limiting the generality of this Section 3.16(a), each of the Group Companies is, and at all times since January 1, 2008 has been, in compliance in all material respects with any and all applicable privacy Laws and healthcare Laws, and any applicable portions of the Federal Food, Drug, and Cosmetic Act of 1938 (21 U.S.C. § 321 et seq.), the Public Health Service Act of 1944, and the rules and regulations promulgated or enforced by the FDA thereunder.

(b) None of the Group Companies or any of their respective officers, directors, employees, agents or other Person acting on their behalf has, directly or indirectly, (i) taken any action which would cause any of the Group Companies to be in violation of the FCPA or any rules or regulations thereunder, (ii) used any corporate funds for contributions, gifts, entertainment or other expenses relating to political activity, in each case, in violation of applicable Law, (iii) made any payment to foreign or domestic government officials or employees in violation of Law or (iv) made any bribe, rebate, payoff, influence payment, kickback or other similar payment in violation of Law.

3.17 Environmental Compliance and Conditions.

(a) The Group Companies have obtained and possess all Environmental Permits required under applicable Environmental and Safety Requirements. The Group Companies are and have at all times since January 1, 2008 been in compliance in all material respects with all terms and conditions of such Environmental Permits and applicable Environmental and Safety Requirements.

(b) No Group Company has received any written notice relating to any potential or actual violations or Liabilities arising under any Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Group Companies or their facilities and arising under any Environmental and Safety Requirements.

(c) As of the Closing, except in compliance with Environmental and Safety Requirements, no Hazardous Materials are present on any real property currently operated, occupied, controlled or leased by any Group Company or were present on any other real property at the time it ceased to be operated, occupied, controlled or leased by any Group Company.

(d) Each Group Company has conducted all Hazardous Material Activities relating to its business in compliance in all material respects with all applicable Environmental and Safety Requirements. Section 3.17(d) of the Company Disclosure Schedule lists each product that is subject to the EU RoHS Directive and/or China RoHS, and each such product complies in all material respects with the EU RoHS Directive and/or China RoHS, as applicable.

(e) The Group Companies hold all Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Group Companies relating to their business as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. The Group Companies are, and at all times since January 1, 2008 been in compliance, in all material respects, with all covenants and conditions of each Environmental Permit which is or has been in force with respect to their Hazardous Materials Activities.

(f) Except as set forth in Section 3.17(f) of the Company Disclosure Schedule, no Action is pending or, to the Company’s knowledge, threatened in writing, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Group Companies relating to their businesses, properties or assets.

(g) No Group Company has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental and Safety Requirements or the Hazardous Materials Activities of any Group Company.

(h) The Company has delivered to Parent all environmental audits and material environmental assessments in the Group Company’s possession or control and relating to the business or any real property currently or formerly owned, operated, occupied, controlled or leased by any of the Group Companies.

3.18 Related Party Transactions. To the knowledge of the Company, no current officer or director of any Group Company (or any spouse of any such persons) has or has had, directly or indirectly, (a) any interest in any entity which furnished or sold, or furnishes or sells, services or products that any Group Company furnishes or sells, (b) any interest in any entity that purchases from or sells or furnishes to any Group Company any material goods or services, or (c) any interest in, or is a party to, any Material Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.18.

3.19 Employees.

(a) Section 3.19(a) of the Company Disclosure Schedules sets forth a table which provides next to the name of each current employee of the Group Companies as of the date hereof: (1) the current salary, wage, actual bonus and/or target bonus opportunity, and/or commission rate, as applicable, for such employee; (2) accrued vacation/paid-time off for such employee as of January 15, 2014; (3) the first date of employment for such employee; and (4) the location where such employee performs services. To the knowledge of the Company, no employee listed on Section 3.19(a)(i) of the Company Disclosure Schedules presently intends to terminate his or her employment for any reason. Section 3.19(a)(ii) of the Company Disclosure Schedules contains an accurate and complete list of all non-vendor independent contractors that have a consulting or advisory relationship with any Group Company as of the date hereof.

(b) Each Group Company is, and has at all times been, in compliance in all material respects with all applicable Laws and Contracts to which it is a party relating to employment, employment practices, wages, hours, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, age and disability discrimination, the payment withholding of Taxes, and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and similar state or local Law. There are no material complaints, charges or claims against any Group Company pending or, to the knowledge of the Company, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by, any Group Company of any individual. Each Group Company, as applicable, is, and has at all times been, in compliance in all material respects with all applicable foreign, federal, state and local Laws and regulations regarding occupational safety and health standards.

(c) No Group Company is a party to any collective bargaining agreement or other Contract with any labor organization or other representative of any Group Company’s employees, nor is any such Contract presently being negotiated, nor, to the knowledge of the Company, are there any campaigns being conducted to solicit cards from employees of any Group Company to authorize representation by any labor organization. There are no ongoing labor strikes, slowdowns, work stoppages, picketing or lockouts pending or, to the knowledge of the Company, threatened, against any Group Company.

(d) All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, Canada pension plan premiums, accrued wages, salaries and commissions and Company Employee Benefit Plan payments have been reflected in the books and records of the applicable Group Companies.

3.20 Export Control Laws. The Company and its Subsidiaries have at all times conducted their export transactions in accordance in all material respects with (i) all applicable U.S. and Canadian export and reexport controls, laws and regulations, including the Export Administration Act and Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the International Traffic in Arms Regulations (“ITAR”) maintained by the U.S. Department of State, the Canadian Export and Import Permits Act, Canada’s Export Control List, and Canadian economic sanctions imposed pursuant to the United Nations Act and the Special Economic Measures Act, and (ii) all other applicable import/export controls in other countries in which the Company and its Subsidiaries conduct business. Without limiting the foregoing:

(a) The Group Companies have obtained all export and import licenses, license exceptions, permits and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export, import and reexport of the Group Companies’ products, services, software and technologies and (ii) releases of the Group Companies’ technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”). Without limiting the foregoing, no Group Company has, directly or indirectly, sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) (i) to any destination prohibited by the laws or regulations of the U.S. or Canada without obtaining prior authorization from the competent government authorities as required by those laws and regulations; or (ii) to any entity or person prohibited by the laws or regulations of the U.S. or Canada, including, but not limited to, any entity or person listed on the Treasury Department’s List of Specially Designated Nationals List (“SDN List”), the Commerce Department’s Denied Persons List (“DPL”), Entity List, and Unverified Parties List, the State Department’s list of debarred parties, entities or persons prohibited by regulations imposed pursuant to Canada’s Special Economic Measures Act or the United Nations Act, or by Canada’s Criminal Code.

(b) The Group Companies are, and have been, in compliance in all material respects with the terms of all applicable Export Approvals.

(c) There are no pending or, to the knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to such Export Approvals.

(d) No Export Approvals for the transfer of export licenses or permits to Parent or its Subsidiaries are required, or such Export Approvals can be obtained expeditiously without material cost.

(e) Section 3.20(e) of the Company Disclosure Schedules sets forth the true, complete and accurate export control classifications applicable to the Company’s products, services, software and technologies.

3.21 Corporate Records. The minute books of each Group Company contain true, accurate and complete records of all of its Organizational Documents and of every meeting, resolution and corporate action taken by the stockholders, the board of directors and every committee of any Group Company. No meeting of stockholders, the board of directors or any committee of any Group Company has been held for which true, accurate and complete minutes have not been prepared and are not contained in those minute books. The register of shareholders of each Group Company is true, accurate and complete in all material respects.

3.22 Bankruptcy. None of the Group Companies is an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) or has made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. None of the Group Companies has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of a Group Company or any of its property or assets, and no execution or distress has been levied on any of such property or assets, nor have proceedings been commenced in connection with any of the foregoing.

3.23 Brokerage. Except for fees and expenses of Persons listed on Section 3.23 of the Company Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any Group Company for which Parent or the Surviving Corporation would be liable following the Closing.

3.24 Vote Required. The Stockholder Approval is the only vote of any class or series of the Company Stock required to approve this Agreement and the transactions contemplated by this Agreement, including the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE PARENT AND THE MERGER SUB

Except as set forth in the Parent Disclosure Schedules, Parent and Merger Sub, jointly and severally, represent and warrant to the Company, on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Effective Time, as though made at the Effective Time, as follows:

4.01 Organization and Power. Each of Parent and Merger Sub is (a) a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (b) is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified does not have and would not reasonably be expected to have a Parent Material Adverse Effect.

4.02 Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which Parent and/or Merger Sub is a party and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the Related Agreements to which Parent and/or Merger Sub is a party and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and, subject to obtaining the approval and adoption of this Agreement of Parent in its capacity as the sole stockholder of Merger Sub (the “Parent Stockholder Approval”), no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

4.03 No Violation. Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with and filings under the HSR Act, if required, and any other Antitrust Law, and (c) any violation, conflict, breach or default which does not or would not reasonably be expected to have a Parent Material Adverse Effect, the execution, delivery, performance and compliance with the terms and conditions of this Agreement by Parent and Merger Sub and the Related Agreements to which Parent and/or Merger Sub is a party and the consummation of the transactions contemplated hereby do not and shall not (i) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the certificate of incorporation or bylaw of Parent or Merger Sub; (ii) violate or result in a breach of or constitute a violation or default under any material Contract to which Parent or Merger Sub is a party or is otherwise bound; or (iii) violate any Law to which Parent or Merger Sub is subject.

4.04 Capitalization; Subsidiaries.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share, of Parent (“Parent Preferred Stock”). As of January 22, 2014, there were outstanding 25,836,969 shares of Parent Common Stock and zero shares of Parent Preferred Stock, and Parent Options to purchase an aggregate of 3,391,129 shares of Parent Common Stock and warrants to purchase an aggregate of zero shares of Parent Common Stock (of which options and warrants to purchase an aggregate of 1,662,016 shares and zero shares, respectively, of Parent Common Stock were exercisable). As of the date of this Agreement, Parent has reserved such number of shares of Parent Common Stock for issuance on exercise of Parent Options as set forth in Parent SEC Documents. All outstanding shares of Parent Common Stock have been, and all shares that may be issued pursuant to Parent Option Plans will be, when issued in accordance with the respective terms thereof, duly and validly issued and are fully paid and non-assessable.

(b) Except as set forth in Section 4.04(a) and for changes since January 22, 2014 resulting from (w) the exercise of Parent Options and warrants outstanding on such date, (x) the grant of equity incentive awards in the ordinary course of business consistent with past practices, (y) the issuance of securities of Parent in connection with the Financing, and (z) the issuance of securities of Parent which do not result in Parent’s fully diluted capitalization exceeding by more than a number of shares equal to one percent (1%) of the Parent’s fully diluted capitalization set forth in Section 4.04(a), there will be at Closing no outstanding (i) shares of capital stock or voting securities of Parent; (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent; or (iii) options, warrants or other rights to acquire from Parent, or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent.

(c) Upon issuance in accordance with, and subject to the terms and conditions of, this Agreement (including, but not limited to, the accuracy of the representations and warranties made by the Stockholders pursuant to Section 6.10), the shares of Parent Common Stock to be issued pursuant to Article I of this Agreement will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than Permitted Liens and other than restrictions on transfer under this Agreement and under applicable state and federal securities Laws), and, when issued to the Stockholders entitled to receive such shares pursuant to the terms of this Agreement, will be exempt from registration under the Securities Act and the Exchange Act. No notice of deregistration or delisting of Parent Common Stock has been received by Parent and, to Parent’s knowledge, no Actions are pending for that purpose.

4.05 Parent SEC Documents; Parent Financial Statements.

(a) Parent has filed all registration statements, proxy statements and other statements, reports, schedules, forms and other documents (including all exhibits and all other information incorporated by reference) required to be filed by it with the SEC during the period since February 9, 2011, and all amendments thereto and Parent has provided or made available to the Company true and complete copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, each Current Report on Form 8-K filed by Parent since December 31, 2012 and Parent’s proxy statement for its 2013 Annual Meeting of Stockholders (collectively, the “Parent SEC Documents”). To Parent’s knowledge, none of the SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries. All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, as it may be amended from time to time and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, Parent is a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act.

(b) The financial statements (including any related notes) contained in Parent SEC Documents (collectively, the “Parent Financial Statements”) (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto and (ii) were prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the consolidated financial position and results of operations of Parent and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to the absence of footnote disclosures and other presentation items and changes resulting from normal year-end adjustments.

4.06 Governmental Consents. Except for any submission, consent, approval or authorization which would not reasonably be expected to result in a Parent Material Adverse Effect, (a) neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (b) no consent, approval or authorization of any Governmental Entity is required to be obtained by Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby.

4.07 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Parent and its Subsidiaries have been timely filed (taking into account applicable extensions of time to file) with the appropriate Governmental Entity, and all Tax Returns that were filed (whether or not required to be filed) are complete, correct and accurate in all material respects.

(b) Parent and its Subsidiaries have timely paid all material Taxes required to be paid, whether or not reflected on any Tax Return. Parent and its Subsidiaries have, in all material respects, withheld or collected from each payment made to each of their employees and any other third parties, the amount of all Taxes required to be withheld or collected therefrom and have timely paid the same to the proper Governmental Entity.

(c) There is no Tax deficiency outstanding, assessed or proposed against Parent or any of its Subsidiaries, nor have Parent or any of its Subsidiaries executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax. Neither Parent nor any of its Subsidiaries are, as of the date hereof, the subject of a material Tax audit or examination with respect to any material Taxes of Parent or its Subsidiaries, nor have Parent or any of its Subsidiaries been notified by a Governmental Entity in writing of any request for such an audit or other examination.

(d) Neither Parent nor any of its Subsidiaries have any material liability for Taxes of any Person (other than Parent and its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(e) Neither Parent nor any of its Subsidiaries have been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

4.08 Material Contracts.

(a) Except as set forth in Parent SEC Documents, none of Parent and its Subsidiaries is a party to any Contract, a copy of which would be required to be filed with the SEC as an exhibit to an annual report on Form 10-K (collectively, “Parent Material Contracts”).

(b) Except as would not have a Parent Material Adverse Effect, each Parent Material Contract (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) is valid and binding on Parent or its Subsidiaries that is a party thereto, as applicable, and is in full force and effect, subject to the Enforceability Exceptions.

(c) Except as would not have a Parent Material Adverse Effect and except as set forth in Parent SEC Documents, (i) as of the date of this Agreement, neither Parent nor any of its Subsidiaries has violated or breached, or committed any default under, any Parent Material Contract; (ii) to the knowledge of Parent, as of the date of this Agreement, no other Person has violated or breached, or committed any material default under, any Parent Material Contract; and (iii) as of the date of this Agreement no event has occurred and is continuing through actions or inactions of Parent or any of its Subsidiaries that will result in a violation or breach of any of the provisions of any Parent Material Contract.

4.09 Litigation. Except as described in the Parent SEC Documents, (a) there is no Action pending, at Law or in equity, or before or by any Governmental Entity, or threatened in writing against Parent or any of its Subsidiaries or their respective properties, assets or business, that would have a Parent Material Adverse Effect or (b) as of the date hereof, neither Parent nor any of its Subsidiaries is subject to any Order that would have a Parent Material Adverse Effect.

4.10 Intellectual Property. Except for any nonconformance with clauses (a), (b), and (c) below that would not have a Parent Material Adverse Effect (a) Parent and/or its Subsidiaries, as the case may be, own or have the right to use all Intellectual Property owned or purported to be owned by Parent or any of its Subsidiaries that is material to the business of Parent and/or its Subsidiaries as currently conducted (the “Material Parent Owned Intellectual Property”), or otherwise have a license under all Intellectual Property that is material to the business of Parent and/or its Subsidiaries as currently conducted (the “Licensed Parent Intellectual Property”), (b) during the two (2) year period prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notices of material infringement or misappropriation from any third party with respect to any third party Intellectual Property, or that challenge the ownership of Parent and/or its Subsidiaries in any Material Parent Owned Intellectual Property and (c) to Parent’s knowledge, neither Parent nor any of its Subsidiaries is currently infringing or misappropriating the Intellectual Property rights of any other Person. There is no Action pending against Parent or any of its Subsidiaries (x) alleging any infringement or misappropriation by Parent and/or its Subsidiaries of any third party Intellectual Property, or (y) challenging Parent’s or any of its Subsidiaries’ ownership, or the validity or enforceability, of any Material Parent Owned Intellectual Property.

4.11 Employee Benefit Plans. Parent has in its Parent SEC Documents described, or filed as an exhibit, all of the following types of documents, agreements, plans or arrangements that are required by federal securities laws to be described in, or filed as an exhibit to, forms filed with the SEC: material “employee benefit plans,” as defined in Section 3(3) of ERISA, employment, severance or similar Contracts and other plans or arrangements (written or oral) providing for compensation, bonuses, commission, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance programs, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change of control payments, post-employment or retirement benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits) which are maintained, administered or contributed to by Parent or any ERISA Affiliate and covers any employee or former employee of Parent, or with respect to which Parent has any liability (the “Parent Benefit Plans”). Each such Parent Benefit Plan is in compliance with all applicable requirements of ERISA, except, in each case, where the failure to comply would not reasonably be expected to have a Parent Material Adverse Effect.

4.12 Brokerage. Except for fees and expenses of Persons listed on Section 4.12 of Parent Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of Parent or Merger Sub.

4.13 Purpose. Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Merger Sub is a direct wholly owned Subsidiary of Parent.

4.14 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, and assuming the accuracy of each of the representations and warranties made by the Company contained in Article III, the Surviving Corporation and each of its Subsidiaries, taken as a whole, (a) shall be able to pay their respective debts as they become absolute and matured and (b) own property which has a fair saleable value greater than the amounts required to pay their respective probable debts (including a reasonable estimate of the amount of all contingent Liabilities on their debts), and (c) not have an unreasonably small amount of capital with which to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Group Company.

4.15 Compliance with Laws.

(a) As of the date hereof, Parent and each of its Subsidiaries is in compliance with all applicable Laws of applicable Governmental Entities, except where the failure to comply would not have a Parent Material Adverse Effect. As of the date hereof, all Permits required to conduct the business of Parent and its Subsidiaries are in the possession of Parent and its Subsidiaries, are in full force and effect and are being complied with, except for such Permits the failure of which to be in the possession or be in compliance with would not have a Parent Material Adverse Effect. As of the date hereof, there is no material investigation, proceeding or disciplinary action (including fines) currently pending, or to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries by a Governmental Entity.

(b) Except as would not have a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries or any of their respective officers, directors, employees, agents or other Person acting on their behalf has, directly or indirectly, (i) taken any action which would cause any of Parent or its Subsidiaries to be in violation of the FCPA or any rules or regulations thereunder, (ii) used any corporate funds for contributions, gifts, entertainment or other expenses relating to political activity, in each case, in violation of applicable Law, (iii) made any payment to foreign or domestic government officials or employees in violation of Law or (iv) made any bribe, rebate, payoff, influence payment, kickback or other similar payment in violation of Law.

4.16 Financing. Parent intends to undertake, in accordance with Section 6.07(a) hereof, an underwritten public offering of its convertible notes for aggregate gross proceeds sufficient, together with Parent’s existing cash resources, to consummate the transactions contemplated hereby, but in no event greater than $200,000,000 (plus the proceeds, if any, arising from an exercise of any underwriter’s over-allotment option granted in connection therewith) (the “Financing”) (with the understanding that the reference in this sentence to the limitation of the amount of the Financing (x) shall only apply in respect of the financing contemplated in connection with the transactions contemplated hereby and not any other financing transaction and (y) does not, and is not intended to, limit Parent’s ability, in any way whatsoever, to conduct any other financing). Parent is eligible to file a registration statement on Form S-3 in connection with the Financing. Subject to the consummation of the Financing on the terms set forth in this Section 4.16, the expected net proceeds of the Financing and the other financial resources of Parent and Merger Sub are reasonably expected to be sufficient to consummate the Merger upon the terms contemplated by this Agreement, and pay all related fees and expenses of Parent and Merger Sub and their respective Representatives pursuant to this Agreement.

4.17 Investment Canada Act. The Parent is a WTO investor, as such term is defined in the Investment Canada Act.

ARTICLE V

COVENANTS OF THE COMPANY

5.01 Conduct of the Business. From the date hereof until the earlier of the termination of this Agreement and the Effective Time, except (a) as set forth on Section 5.01 of the Company Disclosure Schedules, (b) if Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or (c) as expressly contemplated by this Agreement, (i) the Company shall use its commercially reasonable efforts to conduct its business and the businesses of its Subsidiaries in the ordinary course of business in substantially the manner heretofore conducted, pay its debts and Taxes when due (subject to Parent’s review and consent to the filing of any Tax Return, to the extent specifically required under this Agreement), and use commercially reasonable efforts to preserve substantially intact the present business organizations of the Group Companies, keep available the services of the present officers and employees of the Group Companies (provided that the Group Companies shall have no obligation to pay any bonus, incentive or other compensation to any such officer or employee, other than the payment by the Group Companies of base salary in the ordinary course consistent with past practice or any bonus, incentive or other compensation which the Group Companies have agreed prior to the date of this Agreement to pay) and preserve in all material respects the relationships of the Group Companies with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them; provided, that notwithstanding the foregoing or clause (ii) of this Section 5.01, the Company may use available cash to repay any Indebtedness or to make one cash dividend prior to the Effective Time (such cash dividend shall be referred to herein as the “Permitted Cash Dividend”); and (ii) the Company shall not, and shall not permit any of its Subsidiaries to:

(A) except for issuances as may result from the conversion of Company Preferred Stock, the exercise of Options or Warrants or for issuances of replacement certificates for shares of Company Stock and except for issuance of new certificates for shares of Company Stock in connection with a transfer of Company Stock by the holder thereof, issue, sell or deliver (or authorize or propose the issuance, sale or delivery of) any of its or any of its Subsidiaries’ equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its or any of its Subsidiaries’ equity securities;

(B) effect any recapitalization, reclassification, equity split or like change in its capitalization;

(C) cause or permit any amendments to any Organizational Document of any Group Company;

(D) other than the Permitted Cash Dividend, declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of its or any of its Subsidiaries’ equity interests, or directly or indirectly make any redemption or purchase of its or any of its Subsidiaries’ equity interests (other than with respect to the repurchase of Company Stock from former employees of a Group Company pursuant to agreements in effect as of the date hereof);

(E) sell, assign or transfer any of its or its Subsidiaries’ tangible assets, except for sales of inventory or products in the ordinary course of business consistent with past practice;

(F) sell, assign, transfer or license any Owned Intellectual Property or Licensed Intellectual Property, except for non-exclusive licenses to end-users granted in the ordinary course of business consistent with past practice;

(G) amend or modify in any material respect and/or voluntarily terminate any Material Contract;

(H) enter into or materially amend, modify and/or voluntarily terminate any Contract that would constitute a Material Contract if it had been entered into as of the date hereof;

(I) make any capital investment in, or any loan to, any other Person in excess of $100,000 in the aggregate, except pursuant a Contract for which a Group Company is a party to as of the date hereof and a copy of which has been provided to Parent;

(J) make any capital expenditures or commitments therefor in excess of $100,000, except pursuant a Contract for which a Group Company is a party to as of the date hereof and a copy of which has been provided to Parent;

(K) make any loan to, or enter into any other transaction with, any of its officers, employees or any party described in Section 3.18 outside the ordinary course of business consistent with past practice except pursuant to a Contract for which a Group Company is a party to as of the date hereof and a copy of which has been provided to Parent;

(L) except as provided by the terms of any Company Employee Benefit Plan or to the extent required by applicable Law, in each case as in effect on the date hereof, (1) grant or announce any incentive awards or any increase in the salaries, bonuses or other compensation and benefits payable by a Group Company to any of its employees, officers, directors or other service providers; (2) enter into or amend any employment, change in control, severance, retention, consulting or similar contract with any officer, employee, consultant or other agent of any Group Company (other than offer letters providing for at-will employment without post-termination obligations with newly-hired employees who are hired in the ordinary course of business consistent with past practice); or (3) terminate or materially amend any Company Employee Benefit Plan or adopt any arrangement for the current or future benefit or welfare of any officer or employee of any Group Company that would be a Company Employee Benefit Plan if it were in existence as of the date hereof;

(M) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or warrants, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(N) except for the hiring of new employees below director level of seniority consistent with past practice hire, offer to hire or terminate any employees, or encourage any employees to resign from any Group Company;

(O) commence or settle any claim or Action, other than settlements in the ordinary course of business consistent with past practices involving only monetary remedies with a value not in excess of $25,000 individually or $100,000 in the aggregate and not involving any Owned Intellectual Property or Licensed Intellectual Property;

(P) waive or release any material right or claim of any Group Company;

(Q) cancel any third-party indebtedness owed to any Group Company;

(R) incur any Indebtedness in excess of $100,000 in the aggregate, amend the terms of any outstanding loan agreement or issue or sell any debt securities, guarantee the Indebtedness of any Person or encumber any assets of any Group Company (except for Permitted Liens);

(S) cancel or amend any insurance policy of any Group Company;

(T) grant any discounts, credits or rebates to any customer or supplier of any Group Company other than in the ordinary course of business consistent with past practices;

(U) change the Company’s accounting policies or procedures (other than as required by GAAP), including with respect to reserves for doubtful accounts, or payment or collection policies or practices;

(V) revalue any of its assets (whether tangible or intangible) (other than as required by GAAP), including writing down the value of inventory or writing off notes or accounts receivable;

(W) enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property;

(X) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(Y) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any material agreement primarily related to Taxes, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any income tax or other material Tax Return unless a copy of such Tax Return has been made available for review a reasonable time prior to filing and Parent has approved such Tax Return (such approval not to be unreasonably withheld); or

(Z) take, commit, or agree in writing or otherwise to take, any of the actions described in Section 5.01(b)(ii).

5.02 Access to Books and Records. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall provide Parent and its Representatives with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties (including the right to perform environmental site assessments and compliance audits, including any desired subsurface or groundwater sampling), senior personnel, and all financial books and records of the Group Companies in order for Parent and its Representatives to have the opportunity to make such investigation as it shall reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 5.02, Parent and its Representatives shall not be permitted to interfere unreasonably with the conduct of the business of any Group Company. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require any Group Company to disclose (w) information subject to attorney-client privilege or attorney work product privilege, (x) conflict with any third party confidentiality obligations to which any Group Company is bound; provided, that the Company shall use commercially reasonable efforts to make substitute arrangements to permit reasonable disclosure not in violation of such obligations; (y) violate any applicable Law or (z) personnel records of any Group Company relating to individual performance or evaluation records, medical histories or other information the disclosure of which would be reasonably likely to subject any Group Company to risk of Liability. The parties hereto acknowledges that Parent and the Company are and remain bound by the Confidentiality Agreement between Parent and the Company dated November 27, 2013 (the “Confidentiality Agreement”).

5.03 Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 7.02).

5.04 Exclusive Dealing. During the period from the date of this Agreement through the Effective Time or the earlier termination of this Agreement, neither the Company nor any of its Representatives shall take any action, directly or indirectly, to solicit, initiate, seek or knowingly encourage any inquiry, proposal or offer from, furnish any information to, participate in any negotiations or discussions with, or enter into any Contract of any kind, with any Person (other than Parent and its Representatives) regarding: (a) any acquisition of any Group Company; (b) any merger, consolidation, or similar transaction with or involving any Group Company; (c) any acquisition off any material portion of the outstanding stock of any Group Company or assets of the Group Companies, taken as a whole; (d) any equity or debt financing transaction involving any Group Company; or (e) any sale, license, transfer or other disposition of any portion of the capital stock of any Group Company or material portion of the assets of any Group Company (each such transaction, an “Acquisition Transaction”); provided, that none of the following shall be deemed an “Acquisition Transaction” hereunder: (x) the issuance of the Company’s capital stock upon the exercise of equity incentive awards or warrants or (y) the sale of the Company’s or its Subsidiaries’ products or the non-exclusive license of the Company’s Intellectual Property in the ordinary course of business; provided, further, that this Section 5.04 shall not apply to the Company or the Stockholder Representative in connection with Stockholder communications related to the transactions contemplated by this Agreement and expressly permitted hereunder. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than Parent and its authorized Representatives) conducted heretofore with respect to any Acquisition Transaction. In the event that any Group Company or its Representatives shall receive any offer, proposal, or request, directly or indirectly, that would constitute an Acquisition Transaction, the Company shall (i) immediately suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (ii) promptly thereafter (and in any event within one (1) Business Day), notify Parent thereof, which notice shall contain (1) the pricing, terms, conditions and other material provisions of such offer, proposal, or request, (2) the identity of the party making such offer, proposal, or request, and (3) a copy of the written offer, proposal, or request (if any).

5.05 Stockholder Approval.

(a) Promptly following the execution and delivery of this Agreement, the Company shall use its reasonable best efforts to obtain executed written consents, in the form attached hereto as Exhibit F (each, a “Stockholder Written Consent” and collectively, the “Stockholder Written Consents”), from the holders of a type and number of shares of Company Stock sufficient to adopt and approve this Agreement and approve the Merger as required under applicable law, the Organizational Documents of the Company, and any applicable agreements between the Company, on the one hand, and any Stockholder, on the other hand (the “Stockholder Approval”). Promptly upon obtaining the Stockholder Approval, the Company shall prepare and, as soon as reasonably practicable, send to all Stockholders on the record date for the Stockholder Written Consents who did not execute a Stockholder Written Consent the notices required pursuant to Delaware Law. Such materials submitted to the Stockholders in connection with such Stockholder Written Consents shall be subject to review and comment by Parent and shall include an information statement regarding the Company, the terms of this Agreement and the Merger and the unanimous recommendation of the Company’s board of directors that the Stockholders approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Information Statement”). In addition, promptly following the execution and delivery of this Agreement, the Company shall use its reasonable best efforts to solicit a Joinder Agreement from each Stockholder. Each party agrees that information supplied by such party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Stockholders contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. The parties shall update, amend and supplement the Information Statement from time to time as may be required by applicable laws.

(b) Except as required by Law until the Stockholder Approval has been obtained, the board of directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby, including each of the matters set forth in Section 5.05(a) hereof nor its unanimous recommendation that the Stockholders approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

5.06 Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if to the Company’s knowledge, there occurs after the date of this Agreement, any fact or condition that constitutes a breach of any representation or warranty made by the Company in Article III or of any covenant that would cause the conditions set forth in Section 7.01(a) or Section 7.01(b), as applicable, not to be satisfied as of the Closing Date, the Company shall promptly disclose in writing to Parent such breach. Notwithstanding anything to the contrary herein, to the extent a breach of this Section 5.06 relates to a breach of a representation or warranty, the Parent Indemnified Parties shall only be entitled to indemnification pursuant to Section 8.02(a) therefor, which indemnification will be subject to the limitations set forth in Article VIII; provided, that, to the extent that the Company has committed a willful breach of this Section 5.06, the foregoing limitation in this sentence shall not apply.

5.07 Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contract as are required thereunder in connection with the Merger for any such Material Contracts to remain in full force and effect, all of which are required to be listed in Section 3.03(b) of the Company Disclosure Schedules.

5.08 Spreadsheet. The Company shall deliver to Parent a spreadsheet (the “Spreadsheet”) substantially in the form set forth on Section 5.08 of the Company Disclosure Schedules, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company (in each case, on behalf of the Company and not in his personal capacity), as of the Closing Date and which shall include, as of immediately prior to the Effective Time, (a) all Stockholders and their respective addresses, the number and type of shares of capital stock held by such Stockholder, the respective certificate numbers, the date of acquisition of such shares, the aggregate per share amount of Merger Consideration payable to each such Stockholder, and the Pro Rata Percentage applicable to each Stockholder, (b) all holders of Options and Warrants, the number of shares of capital stock of the Company underlying each such Option and Warrant, the grant dates of such Options and Warrants and indicating, with respect to each Option, whether such Options are intended to qualify as incentive stock options or non-qualified stock options, and (c) all holders of Company Restricted Stock, the number of shares of Company Restricted Stock and the grant date of such Company Restricted Stock. The Company shall deliver the Spreadsheet to Parent at least three (3) Business Days prior to the Closing Date.

5.09 Termination of Company Investor Rights. The Company shall procure and deliver to Parent prior to Closing the written termination as of the Closing of all Contracts with Stockholders providing for rights of co sale, voting, registration, first refusal, board observation or information rights, including the Investor Rights Agreement, the Co-Sale Agreement and the Voting Agreement.

ARTICLE VI

ADDITIONAL COVENANTS

6.01 Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if to the knowledge of Parent, there occurs after the date of this Agreement, any fact or condition that constitutes a breach of any representation or warranty made in Article IV or any covenant that would cause the conditions set forth in Section 7.02(a)

or Section 7.02(b), as applicable, not to be satisfied as of the Closing Date, Parent shall promptly disclose in writing to the Company such breach. Notwithstanding anything to the contrary herein, to the extent a breach of this Section 6.01 relates to a breach of a representation or warranty, the Stockholder Indemnified Parties shall only be entitled to indemnification pursuant to Section 8.03(a) therefor, which indemnification will be subject to the limitations set forth in Article VIII; provided, that, to the extent that Parent has committed a willful breach of this Section 6.01, the foregoing limitation in this sentence shall not apply.

6.02 Indemnification of Officers and Directors of the Company.

(a) For a period of six (6) years after the Closing, Parent shall cause the Surviving Corporation and each other Group Company to indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or employee of a Group Company (each, a “D&O Indemnified Party”), against all Losses, claims, damages, costs, expenses, Liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, Action or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer, director or employee of a Group Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (a “D&O Action”) to the same extent that such Persons are indemnified or have the right to advancement of expenses as of the date hereof by the Group Companies pursuant to their respective Organizational Documents and indemnification agreements of the Company, if any, in existence on the date hereof with any D&O Indemnified Party.

(b) Prior to the Closing, the Company shall obtain a six (6) year “tail” prepaid directors’ and officers’ liability insurance policy (the “D&O Tail”), effective as of the Closing, providing, for a period of six (6) years after the Closing, the coverage and amounts, and terms and conditions, of the current policies of directors’ and officers’ liability (and fiduciary) insurance maintained by or on behalf of the Company as of the date hereof. From and after the Closing, Parent shall (and/or shall cause the Group Companies or its other Subsidiaries or Affiliates, as applicable, to) continue to honor its obligations under any such insurance procured pursuant to this Section 6.02(b), and shall not cancel (or permit to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof. The costs and expenses incurred prior to the Closing in connection with obtaining the D&O Tail shall be treated as Transaction Expenses hereunder.

(c) No D&O Indemnified Party shall settle any D&O Action without the prior written consent of Parent or the Surviving Corporation (which such consent shall not be unreasonably withheld, conditioned or delayed).

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person and Parent or the Surviving Corporation shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any

Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 6.02.

(e) With respect to any indemnification obligations of Parent and/or the Company pursuant to this Section 6.02, Parent hereby acknowledges and agrees that it and the Company shall be the indemnitors of first resort with respect to all indemnification obligations of Parent and/or the Company pursuant to this Section 6.02 (i.e., their obligations to an applicable D&O Indemnified Party are primary and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance for the same expenses or Liabilities incurred by such D&O Indemnified Party are secondary).

(f) The provisions of this Section 6.02 shall survive the consummation of the Merger and the Effective Time and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, and his or her successors, heirs and Representatives and shall be binding on all successors and assigns of Parent and the Surviving Corporation and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

6.03 Regulatory Filings.

(a) The Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any Action by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) Without limiting the generality of anything contained in this Section 6.03, each Party hereto shall (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation or Action by or before any Governmental Entity with respect to the transactions contemplated by this Agreement; (ii) keep the other Parties informed as to the status of any such request, inquiry, investigation or Action; and (iii) promptly inform the other Parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement. Each Party will consult and cooperate with the other Parties and will consider in good faith the views of the other Parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any applicable Law, in connection with any such request, inquiry, investigation or Action, each Party will permit authorized Representatives of the other Parties to be present at each meeting or conference relating to such request, inquiry, investigation or Action and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or Action. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement will require Parent or any of its Affiliates to (i) litigate with any Governmental Entity in connection with the foregoing or (ii) agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or Affiliates or of the Company or its Subsidiaries, (y) the imposition of any material limitation on the ability of Parent, its Subsidiaries or Affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (z) the imposition of any material impediment on Parent, its Subsidiaries or Affiliates or the Company or its Subsidiaries under any Antitrust Laws.

6.04 Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Parent and Merger Sub shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article VII).

6.05 Parent’s Solvency. Parent shall furnish or cause to be furnished to the Company and the Stockholder Representative copies of any solvency opinions or similar materials obtained by Parent from third parties in connection with the Financing, to the extent contractually permitted by the issuer of such opinion.

6.06 Employee Benefit Matters.

(a) Immediately following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of any Group Company who continues to be employed by Parent, the Surviving Corporation or any of their Subsidiaries immediately following the Effective Time (each, a “Continuing Employee” and collectively, “Continuing Employees”) with (i) the same salary or hourly wage rate and (ii) the same annual incentive compensation opportunities, in each case, as provided to such Continuing Employee immediately prior to the Closing Date. Parent further agrees that, from and after the Closing Date, Continuing Employees will be able participate in either (x) Parent employee benefit plans for similarly situated employees of Parent that are substantially similar in the aggregate to the Company Employee Benefit Plans in which such Continuing Employees participated as of the date of this Agreement or (y) Company Employee Benefit Plans in which such Continuing Employees participated as of the date of this Agreement. Parent further agrees that, from and after the Closing Date, Parent shall, and shall cause the Surviving Corporation to, grant all Continuing Employees credit for any service with the Group Companies earned prior to the Closing Date for eligibility, vesting, and benefit accrual purposes (excluding benefit accruals under any defined benefit plan) and severance benefit determinations in each case under any benefit or compensation plan, program, agreement or arrangement in which the Continuing Employees commence to participate on or after the Closing Date (collectively, the “New Plans”), except for (i) New Plans as to which employees who are similarly situated to the Continuing Employees are not provided such service credit or (ii) as would result in duplication of benefits. In addition, Parent shall (x) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Company Employee Benefit Plan or under any other benefit or compensation plan, program, agreement or arrangement as of the date on which commencement of participation in such New Plan begins and (y) cause any deductible, co-insurance and covered out-of-pocket expenses paid during the calendar year in which commencement of participation in such New Plan begins and prior to such commencement of participation by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions under such New Plan in the year of initial participation.

(b) Nothing contained in this Section 6.06, express or implied, is intended to confer upon any employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any Company Employee Benefit Plan or other benefit or compensation plan, program, agreement or arrangement. Further, this Section 6.06 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.06, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.06. Nothing in this Section 6.06 shall be deemed to make any employee of the Parties or their respective Subsidiaries a third party beneficiary of this Section 6.06 or any rights relating hereto.

(c) Promptly following the execution of this Agreement, but in no event later than ten (10) Business Days after the date Parent has approved such materials (provided that such approval shall not be unreasonably withheld, conditioned or delayed), the Company shall (i) obtain from each “disqualified individual” (within the meaning of Section 280G of the Code) an executed 280G Waiver (the “280G Waiver”) and (ii) submit to the Stockholders for approval (in a manner reasonably satisfactory to Parent) by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits, if any, that may, separately or in the aggregate, constitute “excess parachute payments” within the meaning of Section 280G of the Code and the regulations promulgated thereunder (which determination shall be made by the Company, subject to review and approval by Parent, which shall not be unreasonably withheld or delayed), such that such payments and benefits shall not be deemed to be “excess parachute payments” under Section 280G of the Code, and, if applicable, prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent (i) that a Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder, and the requisite Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “excess parachute payments” shall not be made or provided, pursuant to the 280G Waiver described herein.

6.07 Financing.

(a) Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Financing, including using reasonable best efforts to prepare and file the Registration Statement with the SEC within fifteen (15) Business Days after Parent has received the Required Information, and to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Financing. Parent shall use its reasonable best efforts to ensure that the Registration Statement complies in all material respects with the rules and regulations promulgated by the SEC under the Securities Act, and shall make all necessary filings with respect to the Financing under the Securities Act and applicable state “blue sky” laws and the rules and regulations thereunder. Parent and Merger Sub shall keep the Company informed on a reasonably current basis in reasonable detail of the status of their efforts to arrange the Financing. Without limiting the foregoing, Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent securities issuable in connection with the Financing for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or request by the SEC for additional information. If, at any time prior to the consummation of the Financing, any information relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company that should be set forth in an amendment or supplement to the Registration Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent.

(b) The Company shall use its reasonable best efforts to, and shall cause the Group Companies to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent or its Representatives (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Group Companies), including (i) making senior management of the Company available to participate in a reasonable number of due diligence and drafting sessions; (ii) assisting with the preparation of customary materials regarding the Group Companies for offering documents, registration statements, prospectuses, prospectus supplements and similar documents required in connection with the Financing; (iii) furnishing Parent with quarterly or annual financial statements for periods ending no earlier than March 31, 2012 and ending no later than September 30, 2013 (which shall have been reviewed by the Company’s auditors in accordance with SAS 100), financial data, audit reports, auditors’ consents, auditors’ comfort letters and other financial information regarding the Group Companies, in each case of the type and form required by Regulation S-X or Regulation S-K under the Securities Act or other applicable Law or regulation to be included in such documents; and (iv) providing Parent information reasonably requested by Parent which is necessary to enable Parent to prepare pro forma financial statements of the type and form required by Regulation S-X under the Securities Act (such information, together with the items set forth in clause (iii) the “Required Information”). Notwithstanding the foregoing, in the case of each of clauses (i) through (iv) above of the prior sentence, (w) neither the Company nor any of its Subsidiaries shall be required to pay any fee to any Governmental Entity in connection with the arrangement of the Financing prior to the Effective Time, (x)(i) all information provided by the Company or any of its Representatives pursuant to this Section 6.07(b) shall be subject to the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to potential underwriters of the Financing, subject to customary confidentiality undertakings by such potential underwriters, or as otherwise required by applicable Law, including the Securities Act and the rules and regulations promulgated thereunder; and (ii) the Company shall be permitted a reasonable period to comment on the Registration Statement or exhibits thereto (or any documents or other information incorporated by reference therein) that contain or are based upon any such non-public or other confidential information, and (y) neither the Company nor any of its Subsidiaries shall be required to take any action that will conflict with or violate the Company’s or such Subsidiary’s organizational documents or any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract to which the Company or any of its Subsidiaries is a party; provided, that, the Company shall use its commercially reasonable efforts to obtain any such necessary consents, approvals and/or authorizations from applicable third parties. The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Financing in a manner customary for similar financing transactions.

6.08 Facilitation of Sales Pursuant to Rule 144. For a period of at least thirty (30) months following the Closing Date, Parent shall timely file the reports required to be filed by it under the Exchange Act and the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144) and submit all required Interactive Data Files (as defined in Rule 11 of Regulation S-T of the Commission). Upon the request of any Stockholder in connection with such Stockholder’s sale pursuant to Rule 144, Parent shall deliver to such Stockholder a written statement as to whether it has complied with such requirements.

6.09 Form S-8. Parent shall file with the SEC a registration statement on Form S-8 (or any successor form) registering a number of shares of Parent Common Stock issuable pursuant to Assumed Restricted Stock and the exercise of the Assumed Options. Such registration statement shall be filed as promptly as practicable, but in no event later than five (5) Business Days after the Effective Time, and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any Assumed Restricted Stock and/or Assumed Options remain outstanding. Parent shall, within five (5) Business Days after the Effective Time, deliver to each holder of an Assumed Option and/or an Assumed Restricted Stock award a written notice documenting the assumption of the underlying Option and/or Company Restricted Stock. Such notice shall specify the number of shares of Parent Common Stock subject to the Assumed Option and/or Assumed Restricted Stock award, as well as the exercise price per share of Parent Common Stock subject to such Assumed Option.

6.10 Securities Act Compliance.

(a) The shares of Parent Common Stock to be issued pursuant to this Agreement initially will not be registered under the Securities Act in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act set forth in Section 4(2) thereof and/or Regulation S thereunder. Prior to the Closing Date, each of the Stockholders shall have provided Parent such representations, warranties, certifications, and additional information as Parent may reasonably request to ensure the availability of an exemption from the registration requirements of the Securities Act.

(b) In addition to any legend imposed by applicable state securities laws or by any contract which continues in effect after the Effective Time, the certificates representing the shares (or book-entry shares) of Parent Common Stock issued pursuant to this Agreement shall bear a restrictive legend (and stop transfer orders shall be placed against the transfer thereof with Parent’s transfer agent), stating substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED EXCEPT IN COMPLIANCE WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

Any shares of Parent Common Stock issued in reliance on the exemption under Regulation S shall bear an appropriate legend referencing the exemption under such regulation.

(c) Each Stockholder, by virtue of the Merger and the receipt of Merger Shares, shall be bound by the following provisions:

(i) Such Stockholder will not offer, sell, or otherwise dispose of any Merger Shares except in compliance with the Securities Act and the rules and regulations thereunder.

(ii) Such Stockholder will not sell, transfer or otherwise dispose of any Merger Shares unless (i) such sale, transfer or other disposition is within the limitations of and in compliance with Rule 144 and the Stockholder furnishes Parent with reasonable proof of compliance with Rule 144, (ii) in the opinion of counsel, reasonably satisfactory to Parent and its counsel, some other exemption from registration under the Securities Act is available with respect to any such proposed sale, transfer, or other disposition of Parent Common Stock, or (iii) the offer and sale of Parent Common Stock is registered under the Securities Act. Notwithstanding the foregoing, no such registration statement or opinion of counsel shall be necessary for (A) a transfer or distribution by a Stockholder that is a partnership or limited liability company to a partner of such partnership or a member of such limited liability company or a retired partner of such partnership who retires after the date hereof or a retired member of such limited liability company who retires after the date hereof, or to the estate of any such partner, retired partner, member or retired member; (B) a transfer by a corporation to its subsidiaries; (C) a transfer by a publicly traded corporation (or a direct or indirect subsidiary thereof) to any entity under common control with such corporation; (D) the transfer by gift, will, or intestate succession by any Stockholder or any partner or member (current or retired) of a Stockholder to his or her spouse or to the siblings, lineal descendants, or ancestors of such Stockholder, partner or member (current or retired) or his or her spouse, provided in each case that the transferee agrees in writing to be subject to the terms hereof or (E) a transfer by operation of law or in connection with any divorce proceeding.

ARTICLE VII

CONDITIONS TO CLOSING

7.01 Conditions to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by Parent and Merger Sub) of the following conditions as of the Closing Date:

(a) (i) The Company Fundamental Representations shall be true and correct in all respects (except, with respect to the representations and warranties set forth in Section 3.04(a), to the extent any inaccuracy results in de minimis Liability to Parent or Merger Sub) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties of the Company contained in Article III of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Company Disclosure Schedules but without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) has not had, and would not have, a Company Material Adverse Effect;

(b) The Company shall have performed and complied with, in all material respects, all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) Stockholder Approval shall have been obtained;

(d) All clearances required under applicable foreign antitrust Laws shall have been obtained (or the waiting periods thereunder shall have expired or terminated early);

(e) No Law shall be in effect and no Order shall have been entered, in each case, which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(f) With respect to any payments and/or benefits that Parent reasonably determines may constitute “parachute payments” under Section 280G of the Code with respect to any employees, the stockholders of the Company shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such

“parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner, and Parent and its Subsidiaries shall not have any liabilities with respect to such “parachute payments”;

(g) The maximum number (on a percentage basis) of Stockholders that have exercised or continue to have a right to exercise appraisal rights shall not exceed five percent (5.0%) of the aggregate number of outstanding shares of Company Stock outstanding as of immediately prior to the Effective Time;

(h) Parent shall have received a duly executed Joinder Agreement from the Stockholders holding at least 92% of the issued and outstanding shares of Company Stock as of immediately prior to the Effective Time;

(i) The Company shall have delivered to Parent each of the following:

(i) a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, certifying that the conditions specified in Sections 7.01(a) and 7.01(b), as they relate to the Company, have been satisfied;

(ii) a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, certifying as to (A) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors of the Company) and (B) that the Stockholder Approval shall have been obtained;

(iii) a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within five (5) Business Days prior to Closing with respect to the Company;

(iv) a certificate of good standing (or equivalent document) from the applicable Governmental Entity in each jurisdiction where the Company and its Subsidiaries is qualified to do business (where such concept is recognized), all of which are dated within five (5) Business Days prior to the Closing; and

(v) a statement, issued pursuant to Treasury Regulation sections 1.897-2(h) and 1.1445-2(c)(3)(i) and in form and substance reasonably satisfactory to Parent, certifying that the stock of the Company is not a United States real property interest within the meaning of section 897 of the Code (the Parties intend that such statement be considered to be voluntarily provided by the Company in response to a request from Parent pursuant to Treasury Regulation section 1.1445-2(c)(3)(i) and that such statement shall be mailed by Parent to the IRS after the Closing);

(j) Parent shall have received executed copies of the third party consents set forth on Section 7.01(j) of the Company Disclosure Schedules;

(k) No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing;

(l) No Key Employee shall have revoked or expressly indicated an intent to revoke his or her Offer Letter or Non-Competition Agreement;

(m) Parent shall have consummated the Financing;

(n) Parent shall have received the Spreadsheet, certified as complete and correct on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date;

(o) (i) The Liens set forth in Section 7.01(o)(i) of the Company Disclosure Schedules shall have been released and Parent shall have received evidence of the release of such Liens, in form and substance reasonably satisfactory to Parent and (ii) Parent shall have received a payoff letter or other evidence of payment reasonable satisfactory to Parent with respect to the payment, contemporaneously with the Closing, of all Indebtedness set forth in Section 7.01(o)(ii) of the Company Disclosure Schedules;

(p) Parent shall have received evidence satisfactory to it that all directors and officers of the Company’s Subsidiaries have resigned in writing in such capacities, effective as of the Closing, except as otherwise specified by Parent;

(q) Parent shall have been furnished evidence satisfactory to it that all Contracts with Stockholders providing for rights of co sale, voting, registration, first refusal, board observation or information rights, including the Investor Rights Agreement, the Co-Sale Agreement and the Voting Agreement, shall have been terminated in full; and

(r) There shall be no action, suit, order, injunction or proceeding before any Governmental Entity pending, or overtly threatened in writing, against Parent or the Company, their respective properties or any of their respective officers, directors or Subsidiaries (i) by any Governmental Entity arising out of, or directly connected with, the Merger or the other transactions contemplated by the terms of this Agreement, or (ii) which would reasonably be expected to have a Company Material Adverse Effect.

If the Closing occurs, all Closing conditions set forth in this Section 7.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Parent and Merger Sub.

7.02 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company) of the following conditions as of the Closing Date:

(a) (i) Parent Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties contained in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) has not had, and would not have, a Parent Material Adverse Effect;

(b) Parent and Merger Sub shall have performed and complied with, in all material respects, all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) The Stockholder Approval shall have been obtained;

(d) All clearances required under applicable foreign antitrust Laws shall have been obtained (or the waiting periods thereunder shall have expired or terminated early);

(e) No Law shall be in effect and no Order shall have been entered, in each case, which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(f) No Parent Material Adverse Effect shall have occurred since the date of this Agreement and be continuing;

(g) Parent shall have delivered to the Company a certificate of an authorized officer of Parent and Merger Sub in his or her capacity as such, dated as of the Closing Date, certifying that the preconditions specified in Sections 7.02(a) and 7.02(b), as they relate to such entity, have been satisfied; and

(h) There shall be no action, suit, order, injunction or proceeding before any Governmental Entity pending, or overtly threatened in writing, against Parent or the Company, their respective properties or any of their respective officers, directors or Subsidiaries (i) by any Governmental Entity arising out of, or directly connected with, the Merger or the other transactions contemplated by the terms of this Agreement, or (ii) which would reasonably be expected to have a Parent Material Adverse Effect.

If the Closing occurs, all closing conditions set forth in this Section 7.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.

ARTICLE VIII

INDEMNIFICATION

8.01 Survival of Representations, Warranties, Covenants, Agreements and Other Provisions.

(a) The representations and warranties of the Company contained in Article III shall survive the Closing and shall terminate on the date which is eighteen (18) months after the Closing Date; provided, that the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.08 shall survive the Closing and shall terminate on the expiration of the applicable statute of limitations. No claim for indemnification hereunder for breach of any such representations and warranties may be made after the expiration of such survival period; provided, that all representations and warranties of the Company contained in Article III shall survive beyond the survival periods specified above with respect to any breach thereof if an Indemnification Claim Notice is delivered hereunder in respect thereof prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive solely as to the claim to which such Indemnification Claim Notice relates until such claim has been finally resolved.

(b) The representations and warranties of Parent and Merger Sub contained in Article IV shall survive the Closing and shall terminate on the date which is eighteen (18) months after the Closing Date. No claim for indemnification hereunder for breach of any such representations and warranties may be made after the expiration of such survival period; provided, that all representations and warranties of Parent and Merger Sub contained in Article IV shall survive beyond the survival periods specified above with respect to any breach thereof if an Indemnification Claim Notice is made hereunder in respect thereof prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive solely as to the claim to which such Indemnification Claim Notice relates until such claim has been finally resolved.

(c) The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their respective terms.

8.02 Indemnification for the Benefit of Parent Indemnified Parties. From and after the consummation of the Closing, subject to the limitations set forth in this Article VIII, each of the Stockholders, severally and in proportion to his, her or its respective Pro Rata Percentage, shall indemnify Parent and its Affiliates (including the Company) and its and their respective officers, directors, agents, attorneys and other Representatives (the “Parent Indemnified Parties”) and hold them harmless against any Losses incurred, suffered or sustained by the Parent Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any Third-Party Claims), resulting from or arising out of any of the following:

(a) any breach of any representation or warranty of the Company contained in Article III or the certificate delivered by the Company pursuant to Section 7.01(i)(i);

(b) any non-fulfillment or breach by the Company of any covenant or agreement contained in this Agreement;

(c) any Unpaid Pre-Closing Taxes which were not reflected as current liabilities in the determination of the Final Adjustment Amount;

(d) the amount of any Unpaid Company Transaction Expenses which was not taken into account in the determination of the Final Adjustment Amount;

(e) the amount of any Closing Date Indebtedness which was not taken into account in the determination of the Final Adjustment Amount;

(f) any fraud or willful misrepresentation committed by the Company with respect to this Agreement, any Related Agreement to which the Company is a party or any certificates or other instruments required to be delivered by the Company pursuant to this Agreement;

(g) any Contract Consent Payment paid after the Closing (to the extent not otherwise deducted from Merger Consideration);

(h) any Dissenting Share Payments;

(i) any inaccuracy in the Spreadsheet; or

(j) any of the Specific Escrow Matters.

The Stockholders (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Company or any other Parent Indemnified Party with respect to any Loss claimed by a Parent Indemnified Party.

Unless otherwise required by Law, all payments made to a Parent Indemnified Party pursuant to any indemnification obligations under this Article VIII shall be treated by the Parties as an adjustment to the proceeds received by the Stockholders pursuant to Article I hereof.

8.03 Indemnification by Parent for the Benefit of the Stockholders. From and after the consummation of the Closing, subject to the limitations set forth in this Article VIII, Parent shall indemnify the Stockholder Representative, the Stockholders and their respective Affiliates, officers, directors, agents, attorneys and other Representatives (collectively, the “Stockholder Indemnified Parties”) and hold them harmless against any Losses incurred, suffered or sustained by the Stockholder Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any Third-Party Claims), resulting from or arising out of any of the following: (a) any breach of any representation or warranty of Parent or Merger Sub contained in Article IV or the certificate delivered by Parent pursuant to Section 7.02(g), (b) any non-fulfillment or breach by Parent or Merger Sub of any covenant or agreement contained in this Agreement or (c) any fraud or willful misrepresentation committed by Parent or Merger Sub with respect to this Agreement, any Related Agreement to which Parent or Merger Sub is a party or any certificates or other instruments required to be delivered by Parent or Merger Sub pursuant to this Agreement. Any amounts payable in respect of the indemnification of the Stockholders pursuant to this Section 8.03 shall be delivered to the Exchange Agent for further distribution to the Stockholders, in accordance with their respective Pro Rata Percentages, by wire transfer of immediately available funds within five (5) Business Days after the date upon which any underlying claims are finally resolved.

8.04 Limitations on Indemnification. The rights of Parent Indemnified Parties and the Stockholder Indemnified Parties to indemnification pursuant to the provisions of this Article VIII are subject to the following limitations:

(a) Notwithstanding anything to the contrary herein, except for claims in respect of the breach of any Company Fundamental Representation or fraud or intentional misrepresentation, no claims for indemnification by any Parent Indemnified Party pursuant to Section 8.02(a) shall be so asserted, and no Parent Indemnified Party shall be entitled to recover Losses, unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to $500,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible.

(b) Notwithstanding anything to the contrary herein, except for claims in respect of the breach of any Parent Fundamental Representation or fraud or intentional misrepresentation, no claims for indemnification by any Stockholder Indemnified Party pursuant to Section 8.03(a) shall be so asserted, and no Stockholder Indemnified Party shall be entitled to recover Losses, unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to the Deductible, and then only to the extent such Losses exceed the Deductible.

(c) With respect to indemnification for Losses pursuant to Section 8.02(j), Parent Indemnified Parties shall be entitled to recover one hundred percent (100%) of its Losses until the aggregate amount of Losses payable pursuant to Section 8.02(j) exceeds on a cumulative basis an amount equal to $10,000,000. After such Losses payable pursuant to Section 8.02(j) exceeds on a cumulative basis an amount equal to $10,000,000, Parent Indemnified Parties shall be entitled to recover only eighty percent (80%) of its Losses with respect to any indemnification claims made by Parent Indemnified Parties pursuant to Section 8.02(j).

(d) The amount of any Loss subject to indemnification under Sections 8.02 or 8.03 shall be calculated net of any insurance proceeds, indemnity payments or other reimbursements actually received by the Indemnitee (net of any reasonably anticipated premium increases or costs of enforcement). The Indemnitee shall use commercially reasonable efforts to pursue recovery under insurance policies covering any Loss; provided, that, Parent shall have no obligation to pursue recovery under such insurances policies if Parent reasonably believes that the premium increases would be material. In the event that an insurance recovery, indemnity recovery or other reimbursement is actually received any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then, (x) to the extent that the Indemnitee is a Parent Indemnified Party, a refund equal to the aggregate amount of the actual recovery shall be made promptly to the Exchange Agent for further distribution to the Stockholders, in accordance with their respective Pro Rata Percentages, and (y) to the extent that the Indemnitee is a Stockholder Indemnified Party, a refund equal to the aggregate amount of the actual recovery shall be made promptly to Parent.

(e) Notwithstanding anything to the contrary in this Article VIII or this Agreement, except in the case of fraud or intentional misrepresentation, and subject to Section 10.01(e), in no event shall any Stockholder have any liability under this Agreement in excess of the Merger Consideration actually received by such Person pursuant to this Agreement.

(f) Notwithstanding anything to the contrary in this Article VIII or this Agreement, except in the case of fraud or intentional misrepresentation, in no event shall Parent have any liability under this Agreement (x) in excess of an aggregate amount equal to the aggregate value of the Indemnity Escrow Amount (based on the Final Closing Date Price), with respect to Losses arising under Section 8.3(a) (except for any such Losses arising from breaches of Parent Fundamental Representations) arising from indemnification claims made by Stockholder Indemnified Parties prior to the date that is the Initial Escrow Release Date, (y) in excess of an aggregate amount equal to fifty percent (50%) of the aggregate value of the Indemnity Escrow Amount (based on the Final Closing Date Price), with respect to Losses arising under Section 8.3(a) (except for any such Losses arising from breaches of Parent Fundamental Representations) arising from indemnification claims made by Stockholder Indemnified Parties on or after the date that is the Initial Escrow Release Date, and (z) in excess of an aggregate amount equal to the Aggregate Initial Merger Consideration, with respect to all other Losses arising under this Agreement.

8.06 Indemnification Procedures.

(a) Any Parent Indemnified Party or Stockholder Indemnified Party making a claim for indemnification under Sections 8.02 or 8.03 (an “Indemnitee”) shall promptly notify the indemnifying party (an “Indemnitor”) and the Stockholder Representative (on behalf of the Stockholders), if applicable, in writing (each, an “Indemnification Claim Notice”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, that the failure to provide such notice shall not release the Indemnitor from any of its obligations under this Article VIII except to the extent the Indemnitor is actually prejudiced thereby, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 8.01 for such representation, warranty, covenant or agreement.

(b) If an Indemnitor (or in the case of any Indemnification Claim Notice given by a Parent Indemnified Party, the Stockholder Representative) does not object in writing within the 30-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection (the “Indemnification Claim Objection Notice”), describing in reasonable detail the facts supporting an objection to the applicable indemnification claim, such failure to so object shall be an irrevocable acknowledgment by the Indemnitor (or in the case of any Indemnification Claim Notice given by a Parent Indemnified Party, the Stockholder Representative) that the Indemnitee is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice.

(c) If an Indemnitor (or in the case of any Indemnification Claim Notice given by a Parent Indemnified Party, the Stockholder Representative) objects in writing within the 30-day period after receipt of an Indemnification Claim Notice by delivery of an Indemnification Claim Objection Notice, such Indemnitor (or in the case of any Indemnification Claim Notice given by a Parent Indemnified Party, the Stockholder Representative) and Indemnitee shall attempt in good faith to agree upon agree upon the rights of the respective parties with respect to each of such claims. If the Indemnitor (or in the case of any Indemnification Claim Notice given by a Parent Indemnified Party, the Stockholder Representative) and Indemnitee should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of an indemnification claim to be recovered from the Indemnity Escrow Account, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Indemnity Escrow Account in accordance with the terms thereof. If no such agreement can be reached after good faith negotiation within 30 days after the receipt of an Indemnification Claim Objection, the claim shall be resolved pursuant to Section 12.15.

8.07 Third-Party Claims.

(a) Upon receipt by any Indemnitee of notice of any Action that has been or may reasonably be brought or asserted by any third-party against such Indemnitee for which it is entitled to indemnification from an Indemnitor (which term shall be deemed to include all Indemnitors if more than one) hereunder (a “Third-Party Claim”), the Indemnitee will promptly notify the Indemnitor in writing of such Third-Party Claim and of its claims of indemnification with respect thereto (a “Third-Party Claim Notice”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action; provided, that failure to promptly give such notice will not relieve the Indemnitor of its indemnification obligations under this Article VIII, except to the extent, if any, that the Indemnitor has actually been prejudiced thereby, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 8.01 for such representation, warranty, covenant or agreement.

(b) Subject to Section 8.07(e) below, the Indemnitor will, upon its written confirmation of its obligation to indemnify the Indemnitee with respect to Losses resulting from such Third-Party Claim in accordance with the provisions of this Article VIII (other than Section 8.04(f) and the second sentence of Section 8.09(a), which in no event shall limit the Indemnitor’s obligation to indemnify the Indemnitee with respect to such Losses), have the right to assume the defense of the Third-Party Claim, at its sole cost and expense with counsel of its choice reasonably satisfactory to the Indemnitee by written notice to the Indemnitee within twenty (20) calendar days after the Indemnitor has received notice of the Third-Party Claim; provided, however, that the Indemnitor must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided, further, that the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(c) The Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitee unless the judgment or proposed settlement (i) includes an unconditional release of all Liability of each Indemnitee with respect to such Third-Party Claim, (ii) involves only the payment of money damages that are fully covered by the Indemnitor, and (iii) does not impose an injunction or other equitable relief upon the Indemnitee. So long as the Indemnitor has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 8.07(b) above, the Indemnitee (x) will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnitor) and (y) will, and will cause its Affiliates and Representatives to, reasonably cooperate with the Indemnitor in the defense of any Third-Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third-Party Claim.

(d) In the event that the Indemnitor fails to assume the defense of the Third-Party Claim in accordance with Section 8.07(b) above, (i) the Indemnitee may defend against, and consent to the entry of any judgment or enter in to any settlement with respect to, the Third-Party Claim in any manner it reasonably may deem appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); provided, that the Indemnitor may nonetheless participate in (but not determine or control) the defense of such Third-Party Claim with its own counsel and at its own expense, (ii) the Indemnitor will remain responsible for any Losses of the Indemnitee as a result of such Third-Party Claim to the extent subject to indemnification under this Article VIII, and (iii) Parent and the Company shall retain all remedies to which they are entitled under this Article VIII (including recovery against the Indemnity Escrow Account or Special Escrow Account, as applicable).

(e) Notwithstanding the foregoing, Parent and the Company shall have the right, in its sole discretion, to prosecute, defend and settle any claim (i) that in the reasonable judgment of the Parent would be reasonably expected to materially adversely affect the Group Companies, taken as a whole, (ii) that relates to or involves any then current customer or supplier of Parent or any Group Company, (iii) involving criminal liability, (iii) relating to the Intellectual Property of any Person, or (iv) in which equitable relief is sought against any Indemnitee; provided that if such claim also seeks monetary relief, the Stockholder Representative shall be entitled to participate in the defense of such claim with respect to such monetary relief being sought and to employ counsel, at the Stockholders’ sole cost and expense, to assist in the handling of such claim with respect to such monetary relief being sought (collectively, the “Parent-Handled Claims”). Parent and the Company shall have the right to pursue in good faith, through counsel of their selection, the prosecution, defense or settlement of all Parent-Handled Claims until such time, if any, that Parent shall elect not to pursue indemnification with respect to such Third-Party Claim. The Indemnitor will remain responsible for any Losses of Parent and the Company as a result of such Parent-Handled Claims to the extent subject to indemnification under this Article VIII, and Parent and the Company shall retain all remedies to which they are entitled under this Article VIII (including recovery against the Indemnity Escrow Account or Special Escrow Account, as applicable).

(f) Parent shall, to the extent that Parent and the Company are entitled to indemnification for Losses pursuant to this Article VIII and it could reasonably be expected that Parent may recover a substantial portion of the Losses relating to such Parent-Handled Claim pursuant to this Article VIII permit the Stockholder Representative, upon its reasonable request, to participate in the process of any settlement or other resolution of any Parent-Handled Claims pursuant to this Article VIII; provided, that Parent shall be entitled to settle, control, compromise or otherwise dispose of Parent-Handled Claims in its sole discretion and without obtaining the consent of the Indemnitor.

(g) For the avoidance of doubt, for purposes of this Section 8.07, the Stockholder Representative has the full authority to act on behalf of the Stockholders and Stockholder Indemnified Parties as either Indemnitee or Indemnitor; provided, that as set forth in this Agreement, Parent shall be deemed to have given notice to all Stockholders by giving notice to the Stockholder Representative.

8.08 Sole and Exclusive Remedy. From and after the Effective Time, and except as set forth in Section 10.01(e), the remedies set forth in this Article VIII shall be the sole and exclusive remedy for money damages for any action arising out of this Agreement. Nothing in this Article VIII shall limit any remedy any of the Parent Indemnified Parties or the Stockholder Indemnified Parties may have against any Person for fraud or intentional misrepresentation.

8.09 Escrow.

(a) The Indemnity Escrow Amount shall serve as a security for, and a source of payment of, Parent Indemnified Parties’ indemnification rights under this Article VIII (other than Losses under Section 8.02(j)), if any, and shall be disbursed in accordance with the terms of the Escrow Agreement. The Indemnity Escrow Amount shall be the sole and exclusive source of recourse for the Parent Indemnified Parties for any and all Losses under Section 8.02(a) (except for any such Losses arising from breaches of Company Fundamental Representations, or fraud or intentional misrepresentation). Except for any claims of fraud or intentional misrepresentation, Parent Indemnified Parties shall first seek recourse against the Indemnity Escrow Account for any and all Losses for which Parent Indemnified Parties are entitled to recovery under this Article VIII (other than Losses under Section 8.02(j)) until the Indemnity Escrow Account has been depleted in full.

(b) The Special Escrow Amount shall serve as a security for, and a source of payment of, Parent Indemnified Parties’ indemnification rights under Section 8.02(j), if any, and shall be disbursed in accordance with the terms of the Escrow Agreement. The Special Escrow Amount shall be the sole and exclusive source of recourse for the Parent Indemnified Parties for any and all Losses under Section 8.02(j) (except for any such Losses arising from fraud or intentional misrepresentation).

(c) The procedures for Parent Indemnified Parties to make claims against the Working Capital Escrow Account, Indemnity Escrow Account and Special Escrow Account, for the Stockholder Representative to object to such claims, and for Parent Indemnified Parties to resolve any such objections shall be as set forth in the Escrow Agreement.

(d) Fifty percent (50%) of the Indemnity Escrow Amount and (b) fifty percent (50%) of the Special Escrow Amount, less (i) the aggregate amount, if any, of any payments made in connection with claims properly made in accordance with this Article VIII against the Indemnity Escrow Account and Special Escrow Account, respectively, and (ii) any amounts reasonably determined in good faith by Parent as necessary to satisfy any claims for which an Indemnification Claim Notice or Third-Party Claim Notice was properly made in accordance with this Article VIII, which are not fully resolved and for which payment has not yet been made (such claims, the “Outstanding Claims”) against the Indemnity Escrow Account and Special Escrow Account, respectively, prior to the Initial Escrow Release Date, shall promptly be released from the Indemnity Escrow Account and Special Escrow Account, respectively, and delivered to the Exchange Agent for distribution to the Stockholders in accordance with the terms of the Exchange Agent Agreement. Any portion of the Indemnity Escrow Amount remaining in the Indemnity Escrow Account, and the Special Escrow Amount remaining in the Special Escrow Account on the Final Escrow Release Date, less the aggregate amount, if any, of Outstanding Claims properly made in accordance with this Article VIII and not fully resolved prior to the Final Escrow Release Date (such amount of the retained Indemnity Escrow Amount and Special Escrow Amount, the “Retained Escrow Amount”), shall promptly be released and delivered to the Exchange Agent for distribution to the Stockholders in accordance with the terms of the Exchange Agent Agreement. In the event and to the extent that, after the Final Escrow Release Date, any Outstanding Claim made by any Parent Indemnified Party pursuant to this Article VIII is finally resolved against such Parent Indemnified Party, the Escrow Agent shall promptly release from the Indemnity Escrow Account or the Special Escrow Account, as applicable, and deliver to the Exchange Agent for distribution to the Stockholders in accordance with the terms of the Exchange Agent Agreement an aggregate amount of the Retained Escrow Amount equal to the amount of the Outstanding Claim resolved against such Parent Indemnified Party; provided, however, that any such distribution shall only be made to the extent that the Retained Escrow Amount remaining after such distribution would be sufficient to satisfy the amount of Outstanding Claims that are still unresolved at such time. For purposes of determining the value of Escrowed Merger Shares to satisfy indemnification claims made by Parent Indemnified Parties under this Agreement, each Escrowed Merger Share shall be deemed to have a value equal to the Final Closing Date Price.

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent and the Company;

(b) by Parent, if any of the representations or warranties of the Company set forth in Article III shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to Closing set forth in either Section 7.01(a) or Section 7.01(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to the Company; provided that Parent and/or Merger Sub is not then in breach of this Agreement so as to cause the condition to Closing set forth in either Section 7.02(a) or Section 7.02(b) to not be satisfied as of the Closing Date;

(c) by the Company, if any of the representations or warranties of Parent or Merger Sub set forth in Article IV shall not be true and correct, or if Parent or Merger Sub has failed to perform any covenant or agreement on the part of Parent or Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to Closing set forth in either Section 7.02(a) or Section 7.02(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to Parent or

Merger Sub; provided that the Company is not then in breach of this Agreement so as to cause the condition to Closing set forth in Section 7.01(a) or Section 7.01(b) from being satisfied as of the Closing Date; provided further that the failure to deliver the Merger Consideration or the payments contemplated by Section 2.02 at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Company;

(d) by Parent or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to March 14, 2014 (such date, the “Outside Date”) and the Party seeking to terminate this Agreement pursuant to this Section 9.01(d) shall not have (provided that, if such Party is Parent, neither Parent nor Merger Sub shall have) breached in any material respect its obligations under this Agreement in any manner that shall have been the principal cause of the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date;

(e) by Parent or the Company, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered, any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal; or

(f) by Parent, if the Stockholder Approval is not obtained within eight (8) hours after the execution of this Agreement.

9.02 Effect of Termination. In the event this Agreement is terminated by either Parent or the Company as provided above, (a) the provisions of this Agreement shall immediately become void and of no further force and effect (other than the ultimate sentence of Section 5.02, this Section 9.02, Section 10.01, and Article XI and Article XII hereof which shall survive the termination of this Agreement (other than the provisions of Section 12.17, which shall terminate)), and there shall be no liability on the part of either Parent, Merger Sub, the Company, the Stockholder Representative or the Stockholders to one another, except for willful breaches of this Agreement prior to the time of such termination and (b) each of Parent and the Company agree that all Contracts by and between the Parent or its Subsidiaries, on the one hand, and the Company or its Subsidiaries, on the other hand, shall immediately be terminated and have no further force or effect as of the effective time of the termination of this Agreement; provided, that, notwithstanding the foregoing or anything to the contrary in this Agreement, no termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, execute and/or cause to be delivered to the other Party such instruments and other documents, and shall take such other actions, as the other Party may reasonably request at any time for the purpose of carrying out or evidencing the actions contemplated by the foregoing clause (b).

ARTICLE X

ADDITIONAL COVENANTS

10.01 Stockholder Representative.

(a) Appointment. In addition to the other rights and authority granted to the Stockholder Representative elsewhere in this Agreement, upon and by virtue of the adoption of the requisite holders of Company Stock of this Agreement, each of the Stockholders irrevocably constitutes and appoints the Stockholder Representative (and by execution of this Agreement the Stockholder Representative hereby accepts such appointment), as its true and lawful agent and attorney-in-fact for and on behalf of such Stockholder, with full power of substitution, to act in the name, place and stead of such Stockholder and to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, the Exchange Agent Agreement and the Escrow Agreement, including (i) execution of the documents and certificates pursuant to this Agreement, the Exchange Agent Agreement and the Escrow Agreement; (iii) authorizing payment of amounts due to Parent pursuant to Section 8.02; (iv) receipt of notices and communications pursuant to this Agreement and the Escrow Agreement; (v) administration of the provisions of this Agreement, the Exchange Agent Agreement and the Escrow Agreement; (vi) giving or agreeing to, on behalf of all or any of the Stockholders, any and all consents, waivers, amendments or modifications deemed by the Stockholder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vii) amending this Agreement or any of the instruments to be delivered to Parent or Merger Sub pursuant to this Agreement; (viii) (A) disputing or refraining from disputing, on behalf of each Stockholder relative to any amounts to be received by such Stockholder under this Agreement, the Exchange Agent Agreement, the Escrow Agreement or any agreements contemplated hereby or thereby, any claim made by Parent under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Stockholder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement, the Exchange Agent Agreement, the Escrow Agreement or any other agreement contemplated hereby or thereby and (C) executing, on behalf of each such Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Stockholders in connection with this Agreement, the Exchange Agent Agreement, the Escrow Agreement or any other agreement contemplated hereby or thereby and paying any fees related thereto.

(b) Authorization. Notwithstanding Section 10.01(a), in the event that the Stockholder Representative is of the opinion that it requires further authorization from the Stockholders on any matters concerning this Agreement, the Stockholder Representative shall be entitled to seek such further authorization from the Stockholders prior to acting on their behalf. In such event, each Stockholder shall vote in accordance with such Stockholder’s Pro Rata Percentage and the authorization of the Stockholders holding at least a majority of the Pro Rata Percentage shall be binding on all of the Stockholders and shall constitute the authorization of the Stockholders. The appointment of the Stockholder Representative is coupled with an interest and shall be irrevocable by any Stockholder in any manner or for any reason. This authority granted to the Stockholder Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law.

(c) Actions by the Stockholder Representative; Resignation; Vacancies. The Stockholder Representative may resign from its position as Stockholder Representative at any time by written notice delivered to Parent and the Stockholders. If there is a vacancy at any time in the position of the Stockholder Representative for any reason, such vacancy shall be filled by the majority vote in accordance with the method set forth in Section 10.01(b) above.

(d) No Liability. All acts of the Stockholder Representative hereunder shall be deemed to be acts on behalf of the Stockholders and not of the Stockholder Representative individually. The Stockholder Representative shall not have any liability for any amount owed to Parent, including pursuant to Section 8.02. The Stockholder Representative shall not be liable to the Company, Parent or Merger Sub for any liability of a Stockholder or otherwise, or for anything which it may do or refrain from doing in connection with this Agreement, the Escrow Agreement or the Exchange Agent Agreement except in the case of the Stockholder Representative’s gross negligence or willful misconduct. The Stockholder Representative shall not be liable to the Stockholders for any liability of a Stockholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith), or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement except in the case of the Stockholder Representative’s gross negligence or willful misconduct. The Stockholder Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability to Parent, Merger Sub, the Company or the Stockholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Stockholder Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Stockholder.

(e) Indemnification; Expenses. Each Stockholder shall, based on each such Stockholder’s Pro Rata Percentage, indemnify and defend the Stockholder Representative and hold the Stockholder Representative harmless against any Loss, damage, cost, Liability or expense (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the acceptance, performance or administration of the Stockholder Representative’s duties under this Agreement, the Escrow Agreement and the Exchange Agent Agreement, in each case, as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Stockholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Stockholders, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Expense Fund and (ii) the amounts of the Escrow Amount at such time as remaining amounts would otherwise be distributable to the Stockholders; provided, that while this Section 10.01(e) allows the Stockholder Representative to be paid from the Expense Fund and the Escrow Amount, this does not relieve the Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, the Stockholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Stockholder Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied Representative Losses incurred by the Stockholder Representative in connection with the performance of its duties hereunder from the Expense Fund and, if the Expense Fund is not sufficient, from amounts that would otherwise be actually delivered to the Stockholders pursuant to this Agreement. The Stockholder Representative may also from time to time submit invoices to the Stockholders covering such Representative Losses and, upon the request of any Stockholder, shall provide such Stockholder with an accounting of all Representative Losses paid.

(f) A decision, act, consent, or instruction of the Stockholder Representative with respect to the Working Capital Escrow Account, the Indemnity Escrow Account or the Special Escrow Account shall constitute a decision of all the Stockholders for whom a portion of the Working Capital Escrow Amount, Indemnity Escrow Amount or Special Escrow Amount otherwise issuable to them is deposited in the Working Capital Escrow Account, Indemnity Escrow Account or the Special Escrow Account and shall be final, binding, and conclusive upon each of such Stockholders with respect to the Working Capital Escrow Account, Indemnity Escrow Account and the Special Escrow Account, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every such Stockholder. The Escrow Agent and Parent are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent, or instruction of the Stockholder Representative.

10.02 Intentionally Omitted.

10.03 Certain Tax Matters.

(a) Responsibility for Filing Tax Returns and Paying Taxes. Subject to Section 5.01(X), the Company shall prepare and timely file or cause to be prepared and timely filed all Tax Returns that are required to be filed (taking into account applicable extensions of time to file) by or with respect to the Group Companies for any taxable period ending on or before the Closing Date (a “Pre-Closing Tax Period”) that are due on or before the Closing Date and shall pay or cause to be paid all Taxes due with respect to such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with past practice of the Group Companies, as applicable. Parent shall prepare and file or cause to be prepared and filed all Tax Returns that are required to be filed by or with respect to the Group Companies for the Pre-Closing Tax Period and any Straddle Period that are due after the Closing Date (each a “Pre-Closing Return”). Parent shall prepare or cause to be prepared such Pre-Closing Returns in a manner consistent with past practice of any Group Company, as applicable, unless otherwise required by Law, and shall, subject to its rights of indemnification pursuant to Article VIII, pay or cause to be paid all Taxes shown as due and owing on such Pre-Closing Returns. With respect to any Pre-Closing Return that may give rise to indemnifiable Losses of the Parent Indemnified Parties pursuant to Article VIII, Parent shall deliver a copy of such Tax Return to the Stockholder Representative for its review and approval (such approval not to be unreasonably withheld) not less than thirty (30) days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions).

(b) Allocation of Tax Liability for Straddle Periods. For purposes of allocating responsibility for Taxes between Parent and the Stockholders for Straddle Periods, Taxes attributable to a Straddle Period shall be determined as follows (i) in the case of Property Taxes, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

(c) Amendment of Tax Returns; Other Tax Actions. Except as required by applicable Law, Parent shall not, and shall not allow any Group Company to, file, re-file, amend or otherwise modify (in whole or in part) any Tax Return or file any Tax election for any Pre-Closing Tax Period or any Straddle Period (including those filed pursuant to Section 10.03(a)) if such action could increase the Stockholders’ Liability for Taxes pursuant to Section 8.02 without the prior written consent of the Stockholder Representative. Notwithstanding anything in this Agreement to the contrary, the Stockholders will have no Liability for any Taxes resulting from any election under Section 338 of the Code (or any similar provision of Law) filed with respect to the transactions contemplated by this Agreement.

(d) Tax Refunds. Other than in respect of a Tax loss realized during a period or portion thereof beginning after the Closing Date that is carried back and claimed on a Tax Return for any Pre-Closing Tax Period, any Tax refunds that are received by Parent or the Group Companies, and any amounts credited against Tax to which Parent or the Group Companies become entitled, that relate to Taxes paid by the Group Companies for Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Stockholders (to the extent not already included as a Tax asset in the calculation of the Net Working Capital Amount), and Parent shall pay over, or cause to be paid over, to the Exchange Agent for disbursement to the Stockholders the net amount of any such refund or any such credit within ten (10) days after receipt thereof or entitlement thereto.

(e) Certain Taxes and Fees. Except as provided in Section 1.06(e), all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement, shall be paid 50% by Parent and 50% by the Stockholders.

(f) Cooperation on Tax Matters. Parent, the Group Companies, and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 10.03 and any audit, litigation or other Action with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and the making available of employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Group Companies, and the Stockholder Representative agree (i) to retain all financial books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the

Stockholder Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such financial books and records and, if the other Party so requests, the Group Companies or the Stockholder Representative, as the case may be, shall allow the other Party to take possession of such financial books and records.

(g) Tax Treatment of Payments. Except to the extent otherwise required by Law, Parent, Merger Sub, the Stockholders, the Company and their respective Affiliates shall treat any and all payments under this Section 10.03 and Article VIII as an adjustment to the purchase price for Tax purposes.

(h) Tax Contests. Parent shall have the right to control the contest of any federal, state, local or foreign Tax audits, assessments or administrative or judicial proceedings affecting the Taxes or Tax attributes of the Group Companies that could result in a claim under Article VIII (a “Tax Proceeding”), provided that (i) the Stockholder Representative may participate in the conduct of such Tax Proceeding at the expense of the Stockholders and (ii) the settlement or other resolution of such Tax Contest shall be subject to the written consent of the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall notify the Stockholder Representative in writing promptly upon receipt of any notice pertaining to any Tax Proceeding, provided that the failure to give notice shall not release, waive or otherwise affect any rights to indemnification hereunder except to the extent the Stockholder Representative is actually prejudiced as a result of such failure. The notifying party shall include with such notification a true, correct and complete copy of any written communication so received.

(i) Coordination. With respect to any Tax Proceedings, to the extent this Section 10.03 is inconsistent with Article VIII, this Section 10.03 shall control.

ARTICLE XI

DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Action” means any legal action, suit, arbitration, claim or proceeding (whether federal, state, local or foreign).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which the Company is or has been a member.

“Aggregate Initial Merger Consideration” means (i) the product of (a) the Aggregate Stock Consideration, times (b) the Average Closing Date Price, plus (ii) the Initial Aggregate Cash Consideration.

“Aggregate Stock Consideration” means a number of shares of Parent Common Stock equal to the quotient of (i) $82,500,000 divided by (ii) the Final Closing Date Price.

“Antitrust Law” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Average Closing Date Price” means the volume weighted average trading price of Parent Common Stock during the five (5) consecutive trading days ending on the trading day that is three (3) days prior to the Closing Date, as defined as “VWAP” in the Bloomberg function VAP.

“Average Signing Date Price” means the volume weighted average trading price of Parent Common Stock during the five (5) consecutive trading days ending on the trading day immediately prior to the date of this Agreement, as defined as “VWAP” in the Bloomberg function VAP.

“Business Day” means a day which is neither a Saturday or Sunday, nor any other day on which banking institutions in San Francisco, California are authorized or obligated by Law to close.

“Cash” means cash and cash equivalents determined in accordance with GAAP.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on December 17, 2010, as amended by a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on July 12, 2011.

“China RoHS” means the Administrative Measures on the Control of Pollution Caused by Electronic Information Products, including all implementing Laws, as each may be amended from time to time.

“Closing Cash” means the aggregate amount of all Cash of the Group Companies as of the close of business on the day immediately preceding the Closing Date.

“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the Group Companies as of the close of business on the day immediately preceding the Closing Date.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, and the rules and regulations promulgated thereunder, including but not limited to any successor or substitute federal Tax codes or legislation.

“Common Stockholder” means a holder of Company Common Stock.

“Company Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedules” means the Disclosure Schedules of the Group Companies.

“Company Employee Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by any Group Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which any Group Company or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans.

“Company Equity Plan” means the 2010 Equity Incentive Plan of the Company.

“Company Inventory” shall mean all of the Company’s and its Subsidiaries raw materials, work-in-process, finished goods and merchandise, spare parts, packaging and other supplies related thereto.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01(a), Sections 3.03(a) and (c), and Sections 3.04(a) and 3.04(b).

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would be reasonably expected to have a materially adverse effect on (i) the business, assets, properties or condition (financial or otherwise) of the Group Companies, taken as a whole or (ii) the ability of the Group Companies to consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (i), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining, whether there has been or will be, a Company Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (A) the loss of any customers, suppliers, distributors, licensors or licensees of any Group Company solely to the extent arising from the announcement or pendency of the transactions contemplated by this Agreement (and expressly excluding any such loss of any such Person due to any legal effect to any Contract to which any Group Company is a party caused by the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby), (B) operating, business, regulatory or other conditions in the industry in which the Group Companies operate (but only to the extent it does not disproportionately affect the Group Companies, taken as a whole, relative to other companies operating in the industry in which the Group Companies operate), (C) general economic conditions, including changes in the credit, debt or financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world (but only to the extent it does not disproportionately affect the Group Companies, taken as a whole, relative to other companies operating in the industry in which the Group Companies operate), (D) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof (but only to the extent it does not disproportionately affect the Group Companies, taken as a whole, relative to other companies operating in the industry in which the Group Companies operate), (E) the failure of any Group Company to meet or achieve the results set forth in any projection or forecast (provided, that clause (E) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)), (F) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof (but only to the extent it does not disproportionately affect the Group Companies, taken as a whole, relative to other companies operating in the industry in which the Group Companies operate), and (G) hurricanes, earthquakes, floods or other natural disasters (but only to the extent it does not disproportionately affect the Group Companies, taken as a whole, relative to other companies operating in the industry in which the Group Companies operate).

“Company Preferred Stock” means, collectively, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

“Company Preferred Stockholder” means a holder of Company Preferred Stock.

“Company Restricted Stock” means the shares of Company Common Stock held by an Employee that are issued and outstanding immediately prior to the Effective Time and that are subject to a repurchase option, risk of forfeiture or other vesting condition under any applicable stock restriction agreement or other agreement with the Company. For clarity, shares of Company Common Stock that are no longer subject to a repurchase option because of the lapse of substantial risk of forfeiture or satisfaction of a vesting condition or other contingency shall not be treated as Company Restricted Stock for purposes of this Agreement.

“Company Stock” means the Company Common Stock and Company Preferred Stock.

“Continuing Service Provider” means an Employee and any director, consultant or advisor, in each case, who continues to provide services to Parent, the Surviving Corporation or any of their Subsidiaries immediately following the Effective Time.

“Contract” means any legally binding agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party or by which a party or its assets is bound, whether oral or written, other than any Company Employee Benefit Plan.

“Contract Consent Payments” shall mean any fee, expense, charge, or other payment (other than any fee, expense, charge, or other payment otherwise treated as a Transaction Expense hereunder) made or required to be made by any Group Company (whether before or after the Closing) to any party (other than any Employee) to any Contract listed on Section 3.03(b) of the Company Disclosure Schedules as an inducement or consideration for the execution and delivery by such third party of any consent, waiver and/or approval to the Merger or the transactions contemplated by this Agreement. Without limiting the foregoing, if the lessor or licensor under any Real Property Lease listed on Section 3.03(b) of the Company Disclosure Schedules conditions its grant of a consent, waiver and/or approval (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), such fee, payment, other consideration or additional security shall constitute a “Contract Consent Payment”.

“Co-Sale Agreement” means that certain Right of First Refusal and Co-Sale Agreement, dated as of December 20, 2010, by and among the Company, the Investors (as defined therein) and the Key Common Holders (as defined therein).

“DOL” means the United States Department of Labor.

“Employee” means any current or former employee, consultant, independent contractor or member of the board of directors of any Group Company or any of their ERISA Affiliates.

“Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between any Group Company and any Employee.

“Environmental and Safety Requirements” means all Laws (including all agreements with any Governmental Entity) governing the protection or preservation of human health, safety or the environment, including: (a) all Laws that control, govern, limit, prohibit, regulate or otherwise relate to any Hazardous Material or any Hazardous Material Activity; (b) all Laws governing the protection or preservation of occupational health and safety; and (c) all Laws governing the labeling, notice or disclosure of Hazardous Materials. Without limiting the generality of the foregoing, the term Environmental and Safety Requirements includes each of the following statutes and the regulations promulgated thereunder, as well all similar state, local or foreign Laws, each including all implementing Laws and legal requirements and as may be amended from time to time: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Solid Waste Disposal Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Canadian Environmental Protection Act of 1999, the Environmental Protection Act (Ontario), the Occupational Health and Safety Act (Ontario), the WEEE Directive, the EU RoHS Directive and the China RoHS.

“Environmental Permit” means any approval, permit, registration, certification, license, clearance or consent required to be obtained from any private person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by any Group Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means Computershare Trust Company, N.A.

“Escrowed Merger Shares” means an aggregate number of Merger Shares equal to 50.3030% of the aggregate number of Merger Shares issuable to the Stockholders pursuant to Section 1.04, rounded down to the nearest whole share.

“EU RoHS Directive” means the European Union Directives on the restriction on the use of hazardous substances, including 2011/65/EU and predecessor Laws and all implementing Laws, as each may be amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Computershare Trust Company, N.A.

“Exchange Ratio” means a number (rounded to four decimal places) obtained by dividing (i) the result of (A) the Aggregate Initial Merger Consideration, divided by (B) the Fully Diluted Common Number, by (ii) the Average Closing Date Price.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Final Closing Date Price” means (i) if the Average Closing Date Price exceeds the Average Signing Date Price by 10% or more, then 110% of the Average Signing Date Price, (ii) if the Average Closing Date Price is less than the Average Signing Date Price by 10% or more, then 90% of the Average Signing Date Price, or (iii) if neither clause (i) nor clause (ii) is applicable, then the Average Closing Date Price.

“Final Escrow Release Date” means the date which is eighteen (18) months following the Closing Date.

“Fully Diluted Common Number” means the sum of (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time; (ii) the number of shares of Company Common Stock underlying any Options as of immediately prior to the Effective Time; and (iii) the aggregate number of shares of Company Common Stock issuable upon the conversion of all shares of Company Preferred Stock outstanding immediately prior to the Effective Time in accordance with Article FOURTH, Section B(a) of the Certificate of Incorporation immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Group Company(ies)” means the Company and each of its direct and indirect Subsidiaries.

“Hazardous Material” means any chemical, element, emission, material, mixture, substance or waste that is controlled, defined, governed, identified, limited or restricted under any Environmental and Safety Requirement as hazardous, radioactive, toxic, a contaminant, a nuisance, a pollutant or otherwise as a danger to health, reproduction or the environment.

“Hazardous Materials Activity” means the disposal, distribution, export, exposure of others to, generation, handling, import, labeling, manufacture, mixture, recycling, release, remediation, removal, sale, storage, transfer, transportation, treatment or use of any Hazardous Material or any product or waste containing a Hazardous Material, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements, including the WEEE Directive, the EU RoHS Directive, China RoHS and all implementing Laws and legal requirements, all as may be amended from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to a Person, the indebtedness (including unpaid interest, fees, expenses, prepayment charges or premium thereon), without duplication, (i) in respect of borrowed money or for the deferred purchase price of products or services; (ii) as may be evidenced by any note, bond, debenture or other debt security; (iii) to be owed under conditional sale or other title retention agreements; (iv) in respect of obligations for the reimbursement of any obligor for amounts drawn on any letter of credit, banker’s acceptance or similar transaction; (v) all obligations as lessee that would be required to be capitalized in accordance with GAAP; and (vi) guarantees of obligations of the type described above; provided, however, that notwithstanding the foregoing, indebtedness shall not be deemed to include (A) any accounts payable incurred in the ordinary course of business consistent with past practice, (B) any obligations under undrawn letters of credit or (C) any intercompany indebtedness.

“Initial Aggregate Cash Consideration” means (i) $125,000,000, plus (ii) Estimated Closing Cash, plus (iii) the sum of the products of the exercise price of each Option multiplied by the number of shares of Company Common Stock underlying each such Option, less (iv) the Estimated Closing Date Indebtedness, plus (v) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, less (vi) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, less (vii) Estimated Unpaid Company Transaction Expenses, less (viii) the aggregate amount of any Contract Consent Payments paid on or prior to the Closing.

“Initial Escrow Release Date” means the date which is thirteen (13) months following the Closing Date.

“Initial Per Share Cash Consideration” means (i) the Initial Aggregate Cash Consideration, divided by (ii) the Fully Diluted Common Number.

“Intellectual Property” means intellectual property rights in any jurisdiction, including all (i) trademarks including but not limited to service marks, logos, trade dress, trade names and similar indicators of origin, whether registered or not, and all goodwill associated therewith; (ii) patents, patents pending, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, substitutions, extensions and reexaminations thereof, all inventions disclosed therein, and all rights therein provided under international treaties and conventions; (iii) design patents and industrial designs, whether registered or not; (iv) mask works, circuit lay-out designs and integrated circuit topographies, whether registered or not; (v) trade secrets; (vi) copyrights in writings, designs, computer software and other works, whether registered or not; (vii) domain names; (viii) applications and registrations pertaining to any of the foregoing; (ix) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing; and (x) any other intellectual property rights now known or hereafter recognized in any jurisdiction.

“International Employee Plan” means each Company Employee Benefit Plan, or Employee Agreement, whether written or unwritten, that primarily provides benefits or compensation to non-U.S. employees and is maintained subject to the Laws of any jurisdiction outside of the United States.

“Investor Rights Agreement” means that certain Investors’ Rights Agreement, dated as of December 20, 2010, by and among the Company and the Investors (as defined therein).

“IRS” means the United States Internal Revenue Service.

“Key Employees” means each of the individuals set forth on Section 11.01(a) of the Company Disclosure Schedules.

“knowledge of the Company” and “the Company’s knowledge” mean the actual knowledge of the individuals set forth on Section 11.01(b) of the Company Disclosure Schedules.

“knowledge of Parent” and “Parent’s knowledge” mean the actual knowledge of the individuals set forth on Section 11.01(a) of Parent Disclosure Schedules and such knowledge that such individuals would reasonably be expected to have after conducting reasonable inquiry of such individuals’ direct reports who have primary management responsibility for the matter in question.

“Law” means any code, decree, directive, injunction, judgment, law, regulation, rule, statute, treaty or requirement of any Governmental Entity.

“Liabilities” means all indebtedness, obligations and other liabilities of a Person any nature (including any unknown, undisclosed, unasserted, or contingent), regardless of whether such indebtedness, obligation, or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, or liability is immediately due and payable.

“Liens” means liens, pledges, mortgages, security interests, charges or other encumbrances.

“Losses” means all losses, liabilities, damages, penalties, fines, costs, amounts paid in settlement, Taxes, expenses and fees, including court costs and attorneys’ and other professionals’ fees and expenses and any other costs of enforcing an Indemnitee’s rights under this Agreement; provided, however, Losses does not include, and no Indemnitee shall be entitled to seek or recover under any theory of liability, any punitive damages (unless payable to a third-party in connection with a Third-Party Claim).

“Merger Consideration” means the Per Share Common Consideration and the Per Share Preferred Consideration.

“Merger Shares” shall mean the shares of Parent Common Stock comprising the Aggregate Stock Consideration hereunder.

“Multiemployer Plan” means any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Net Working Capital Amount” means (i) the aggregate dollar amount of all assets properly characterized as current assets of the Group Companies under GAAP, less (ii) the aggregate dollar amount of all liabilities properly characterized as current liabilities of the Group Companies under GAAP, in the case of each of clause (i) and clause (ii), as of the close of business on the date immediately preceding the Closing Date and calculated in accordance with the Specified Accounting Principles; provided, that, notwithstanding anything herein to the contrary, (x) in no event will the determination of “Net Working Capital” include any (A) intercompany accounts, (B) Indebtedness, (C) Transaction Expenses, (D) deferred Tax assets or liabilities, or (E) cash and cash equivalents of the Group Companies determined in accordance with GAAP; and (z) for the avoidance of doubt, all short-term deferred revenue of the Group Companies shall constitute current liabilities of the Group Companies for purposes of the calculation of the Net Working Capital Amount.

“Option” means an outstanding and unexercised stock option to purchase shares of Company Common Stock under the Company Equity Plan.

“Organizational Documents” means (i) with respect to the Company, the Bylaws of the Company, as amended, and the Certificate of Incorporation and (ii) with respect to any other Group Company, as applicable, articles of association, by-laws, partnership agreement, limited liability company agreement or other similar document, all as amended, supplemented, restated and replaced from time to time.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Disclosure Schedules” means the Disclosure Schedules of Parent.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Sections 4.01, 4.02, the first two sentences of 4.04(a) and 4.04(b).

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on (i) the business, assets, properties or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole or (ii) the ability of Parent or Merger Sub to consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (i), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (A) the loss of any customers, suppliers, distributors, licensors or licensees of Parent or its Subsidiaries solely to the extent arising from the announcement or pendency of the transactions contemplated by this Agreement (and expressly excluding any such loss of any such Person due to the breach of any Contract to which Parent or its Subsidiaries is a party caused by the announcement or pendency of the transactions contemplated by this Agreement), (B) operating, business, regulatory or other conditions in the industry in which Parent and its Subsidiaries operate (but only to the extent it does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the industry in which Parent and its Subsidiaries operate), (C) general economic conditions, including changes in the credit, debt or financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world (but only to the extent it does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the industry in which Parent and its Subsidiaries operate), (D) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof (but only to the extent it does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the industry in which Parent and its Subsidiaries operate), (E) the failure of Parent and its Subsidiaries to meet or achieve the results set forth in any internal or external projection, forecast or estimate (provided, that clause (E) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or estimates has resulted in a Parent Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Parent Material Adverse Effect)), (F) any decline in the market price or change in the trading volume of the Parent Common Stock; (G) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof (but only to the extent it does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the industry in which Parent and its Subsidiaries operate), and (H) hurricanes, earthquakes, floods or other natural disasters (but only to the extent it does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the industry in which Parent and its Subsidiaries operate).

“Parent Option” means any option to purchase Parent Common Stock which was granted pursuant to a Parent Option Plan.

“Parent Option Plans” means 2011 Equity Incentive Plan.

“Pension Plan” means each Company Employee Benefit Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which appropriate reserves have been established in accordance with GAAP); (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business consistent with past practice for amounts which are not delinquent and which are not, individually or in the aggregate, material to the Group Companies; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Group Companies’ Leased Real Property which are not violated by the current use and operation of the Group Companies’ Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Group Companies’ Leased Real Property which do not materially impair the occupancy or use of the Group Companies’ Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Companies’ and their Subsidiaries’ businesses; (v) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; and (vi) liens on goods in transit incurred pursuant to documentary letters of credit.

“Per Share Common Consideration” means (i) the number of shares of Parent Common Stock equal to (A) the Aggregate Stock Consideration, divided by (B) the Fully Diluted Common Number; and (ii) an amount in cash equal to (A) the Initial Per Share Cash Consideration, plus (B) any Final Adjustment Amount to be paid to the Stockholders (if applicable), divided by the Fully Diluted Common Number (if applicable), minus (C) any Final Adjustment Amount to be paid to Parent, divided by the Fully Diluted Common Number.

“Per Share Preferred Consideration” means (i)(A) the number of shares of Parent Common Stock equal to (1) the Aggregate Stock Consideration, divided by (2) the Fully Diluted Common Number, multiplied by (B) the number of shares of Company Common Stock into which each share of Company Preferred Stock is convertible as of immediately prior to the Effective Time; and (ii) an amount in cash equal to (A)(1) the Initial Per Share Cash Consideration, plus (2) any Final Adjustment Amount to be paid to the Stockholders (if applicable), minus (3) any Final Adjustment Amount to be paid to Parent (if applicable), divided by the Fully Diluted Common Number, multiplied by (B) the number of shares of Company Common Stock into which each share of Company Preferred Stock is convertible as of immediately prior to the Effective Time.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity or any other entity.

“Pro Rata Percentage” means, with respect to any Stockholder, the quotient (expressed as a percentage) obtained by dividing (i) the sum of (A) the number of shares of Company Common Stock held by such Stockholder immediately prior to the Effective Time, and (B) the number of shares of Company Common Stock issuable upon the conversion of any shares of Company Preferred Stock held by such Stockholder in accordance with Article FOURTH, Section 3(b) of the Certificate of Incorporation immediately prior to the Effective Time by (ii) (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time; plus (B) the aggregate number of shares of Company Common Stock issuable upon the conversion of all shares of Company Preferred Stock outstanding immediately prior to the Effective Time in accordance with Article FOURTH, Section B(a) of the Certificate of Incorporation immediately prior to the Effective Time.

“Property Taxes” means all real, personal and intangible property Taxes and similar ad valorem Taxes.

“Registration Statement” means the registration statement on Form S-3 or any amendment or supplement thereto pursuant to which the offer and sale of Parent securities issuable in connection with the Financing will be registered with the SEC.

“Related Agreements” shall mean the Joinder Agreements, the Offer Letters, the Non-Competition Agreements, the Escrow Agreement, the Exchange Agent Agreement and the Certificate of Merger.

“Representative” means, with respect to a Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors.

“Stockholder” means a Common Stockholder or a Company Preferred Stockholder.

“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock of the Company with a par value of $0.001 per share.

“Series A-2 Preferred Stock” means the Series A-2 Preferred Stock of the Company with a par value of $0.001 per share.

“Series A-2 Warrant” means an outstanding and unexercised warrant to purchase shares of Series A-2 Company Preferred Stock.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, menus, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation related thereto.

“Specific Escrow Matters” means any of the matters set forth on Schedule 8.02(j)(i) and/or Schedule 8.02(j)(ii).

“Specified Accounting Principles” means those policies, conventions, methodologies and procedures set forth on Section 11.01(c) of the Company Disclosure Schedules.

“Standard Software” means non-customized Software that (i) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license; (ii) is not incorporated into, or used directly in the development, manufacturing, or distribution of, the products of any Group Company; and (iii) is generally available on standard terms for either (A) annual payments by any Group Company of $25,000 or less or (B) aggregate payments by any Group Company of $25,000 or less.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

“Target Net Working Capital Amount” means $5,000,000.

“Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts, whether disputed or not, imposed with respect thereto) imposed by any Governmental Entity, including net income, estimated income, gross income, gross receipts, profits, business, license, occupation, franchise, capital stock, property (real, tangible or intangible), sales, use, ad valorem, transfer, value added, registration, escheat, employment or unemployment, social security, Canada and Quebec Pension Plan, health, payroll, disability, severance, alternative or add-on minimum, customs, excise, stamp, environmental, windfall profit, commercial rent or withholding taxes.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Transaction Expenses” means (i) the fees and disbursements payable by any Group Company to the Persons listed on Section 3.23 of the Company Disclosure Schedules; (ii) the fees and disbursements payable to legal counsel, accountants, bankers and/or financial advisors of one or more Group Company that are payable by one or more Group Company in connection with the transactions contemplated by this Agreement; (iii) all change of control, sale bonus, and other similar payments payable by one or more Group Companies to any Person in connection with the transactions contemplated by this Agreement, including, but not limited to the payments set forth on Section 11.01(c) of the Company Disclosure Schedules; and (iv) all other miscellaneous expenses or costs, in each case, incurred by one or more Group Company in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing clauses (ii) and (iv) shall not include any fees, expense or disbursements incurred by Parent, or by the Surviving Corporation which are on behalf of Parent, including the fees and expenses of Parent’s attorneys, accountants and other advisors.

“Transaction Payroll Taxes” means the employer portion of any payroll, employment or similar taxes incurred in connection with respect to any bonuses, severance, exercises or cash-outs of options or other compensatory payments made at or prior to Closing in connection with the transactions contemplated by this Agreement.

“Unpaid Company Transaction Expenses” means Transaction Expenses, but only to the extent they have not been paid by any Group Company in Cash on or prior to the Closing Date and have, accordingly, not reduced the Closing Cash.

“Unpaid Pre-Closing Taxes” means (i) any Taxes of the Group Companies for a Pre-Closing Tax Period that are not paid as of the Closing Date, including any such Taxes that the Group Companies are liable for as a successor or transferee, and any Taxes of the Group Companies for any Straddle Period that are allocable to the Pre-Closing Tax Period under Section 10.03(b), (ii) any Taxes of the Group Companies for a Pre-Closing Tax Period as a result of being a member of an Affiliated Group on or prior to the Closing and (iii) any Transaction Payroll Taxes, but in the case of each of (i), (ii) and (iii), excluding any Taxes with respect to actions taken by Parent on the Closing Date but after the Closing outside the ordinary course of business.

“Voting Agreement” means that certain Voting Agreement, dated as of December 20, 2010, by and among the Company, the Investors (as defined therein) and the Key Holders (as defined therein).

“Warrant” means (i) the Series A-2 Warrant and (ii) any other outstanding and unexercised warrant to purchase shares of capital stock of the Company.

“Working Capital Escrow Amount” means $1,000,000.

“WEEE Directive” means the European Union Directives on waste electrical and electronic equipment, including 2002/96/EC and 2012/19/EU and all implementing Laws, as each may be amended from time to time.

11.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

(b) Successor Laws. Any reference to any particular Code section or Law shall be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

ARTICLE XII

MISCELLANEOUS

12.01 Press Releases and Communications. The parties shall issue a joint press release announcing the execution and delivery of this Agreement. So long as this Agreement is in effect, neither party shall issue any press release or make any public announcement relating to this Agreement or the transactions contemplated hereby without the consent of the other party (which shall not be unreasonably withheld, conditioned or delayed), except for any press release or public announcement as may be required by Law, court process or applicable stock exchange rules and regulations. Notwithstanding anything in this Agreement to the contrary, following Closing and the public announcement of the Merger, the Stockholder Representative shall be permitted to publicly announce that it has been engaged to serve as the Stockholder Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

12.02 Expenses. Except as otherwise expressly provided herein, each of the Company, the Stockholders, Parent, Merger Sub and the Stockholder Representative shall pay all of their own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants; provided that the Stockholder Representative’s expenses shall be paid by the Stockholders, including out of the Expense Fund.

12.03 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile or email (in each case in this clause (d), solely if receipt is confirmed), addressed as follows:

Notices to Parent, Surviving Corporation and/or Merger Sub:

Fluidigm Corporation

7000 Shoreline Court, Suite 100

South San Francisco, CA 94080

Attn: General Counsel

Facsimile No.: (650) 871-7152

Email: legal@fluidigm.com

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Robert F. Kornegay

Facsimile No.: (650) 493-6811

Email: rkornegay@wsgr.com

and

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Robert T. Ishii

Facsimile No.: (415) 947-2099

Email: rishii@wsgr.com

Notices to the Stockholder Representative:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attn: Managing Director

Facsimile No.: (303) 623-0294

Email: deals@shareholderrep.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Mark V. Roeder

Facsimile No.: (650) 463-2600

Email: mark.roeder@lw.com

Notices to the Company:

DVS Sciences, Inc.

639 N. Pastoria Ave.

Sunnyvale, CA 94085-2917

Attention: Chief Executive Officer

Facsimile: (408) 730-5217

Email: accounting-us@dvssciences.com

with copies to (before the Closing) (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Mark V. Roeder

Facsimile No.: (650) 463-2600

Email: mark.roeder@lw.com

12.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the parties hereto without the prior written consent of the non-assigning Parties; except that Parent may assign its rights and delegate its obligations hereunder to an Affiliate of Parent provided that Parent remains ultimately liable for all of Parent’s obligations hereunder and that Parent is responsible for any withholding Taxes under Section 1.13 incurred solely as a result of such assignment.

12.05 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.06 Interpretation.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) The use of the word “or” shall not be exclusive.

(g) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(h) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(i) Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

(j) A document shall be deemed to have been “delivered,” “provided,” “furnished,” or “made available” to Parent or its Representatives to the extent that such document has been (i) made available in the data room established by the Company for the purposes of the transactions contemplated by this Agreement no later than one (1) Business Day prior to the date hereof, (ii) delivered to Parent or its Representatives via electronic mail or (iii) set forth on Section 12.06(j) of the Company Disclosure Schedules.

(k) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby.

12.07 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed

(including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

12.08 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed by Parent, the Company (or the Surviving Corporation following the Closing) and the Stockholder Representative; provided, however, that after the receipt of the Stockholder Approval, no amendment to this Agreement shall be made which by Law requires further approval by the Stockholders without such further approval by such Stockholders. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.09 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including any data room agreements, bid letters, term sheets, summary issues lists or other agreements.

12.10 Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Section 6.02 shall be enforceable by the D&O Indemnified Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person (including any Stockholder) other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement; provided, that (a) the Stockholder Representative shall have the right, but not the obligation, to enforce any rights of the Stockholders under this Agreement and (b) each of L&W and MTL shall have the right to enforce its rights under Section 12.18.

12.11 Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM,

DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.12 Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense.

12.13 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) Party, but all such counterparts taken together shall constitute one and the same instrument.

12.14 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.15 Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and determined exclusively by the Court of Chancery of the State of Delaware; provided, that if the Court of Chancery of the State of Delaware does not have jurisdiction, any such Action shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.03 shall be deemed effective service of process on such Party.

12.16 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

12.17 Specific Performance. Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law. Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (a) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity; and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

12.18 Privilege. The parties acknowledge that each of Latham & Watkins LLP (“L&W”) and McCarthy Tétrault LLP (“MTL”) has acted as legal counsel to certain of the Stockholders and the Company, its Affiliates and the Group Companies prior to the Closing and that all communications involving attorney-client confidences between any Stockholders and its Affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Stockholders and their Affiliates (and not the Group Companies); provided, that all communications involving attorney-client confidences of the Company in the course of the negotiation, documentation and consummation of the transactions contemplated hereby regarding the terms of the Contract set forth on Schedule 12.18 (and, for the avoidance of doubt, not related solely to the negotiation and documentation of this Agreement) (the “Excluded Communications”) shall be deemed to be attorney-client confidences that belong solely to the Company. Accordingly, the Group Companies shall not have access to any such communications (other than Excluded Communications), or to the files of L&W or MTL relating to such engagement (other than with respect to Excluded Communications). Without limiting the generality of the foregoing, upon and after the Closing, (a) the applicable Stockholders and their Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement (other than with respect to Excluded Communications), and none of the Group Companies shall be a holder thereof, (b) to the extent that files of L&W or MTL in respect of such engagement (other than with respect to Excluded Communications) constitute property of the client, only the applicable Stockholders and their Affiliates (and not the Group Companies) shall hold such property rights and (c) L&W or MTL shall have no duty whatsoever to reveal or disclose any such attorney-client communications (other than Excluded Communications) or files to any of the Group Companies (other than with respect to Excluded Communications) by reason of any attorney-client relationship between L&W or MTL and any of the Group Companies or otherwise.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

DVS SCIENCES, INC.

By:	/s/ Joseph J. Victor
Name:	Joseph J. Victor
Its:	President and Chief Executive Officer

FLUIDIGM CORPORATION

By:	/s/ Gajus Worthington
Name:	Gajus Worthington
Its:	President and CEO

DAWID MERGER SUB, INC.

By:	/s/ Gajus Worthington
Name:	Gajus Worthington
Its:	President

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Mark B. Vogel
Name:	Mark B. Vogel
Its:	Managing Director

[Signature Page to Agreement and Plan of Merger]